 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142945

PROSPECTUS

CHINA TRANSINFO TECHNOLOGY CORP.

5,840,166 Shares of Common Stock

This prospectus relates to 5,840,166 shares of common stock of China TransInfo Technology Corp. that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•	5,562,388 shares of common stock; and

•	277,778 shares of common stock issuable upon the exercise of seven-year warrants owned by certain selling stockholders named in this prospectus.

We will not receive any proceeds from the sales of outstanding shares of common stock by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CTFO.OB.” The closing price for our common stock on July 3, 2008 was $5.60 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, or “Securities Act”, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2008.

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you in making an investment decision. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

In this prospectus, unless indicated otherwise, references to:

•	“China TransInfo,” “the Company,” “we,” “us,” or “our” refer to the combined business of all of the entities that form our consolidated business enterprise but do not include the selling stockholders;

•	“China,” “Chinese” and “PRC” refer to the People’s Republic of China;

•	“BVI” refer to the British Virgin Islands;

•	“SEC” refer to the United States Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“RMB” refer to Renminbi, the legal currency of China; and

•	“U.S. dollar,” “$” and “US$” refer to the legal currency of the United States.

Effective August 20, 2007, we implemented a 1-for-7.5 reverse stock split of issued and outstanding shares of our common stock which reduced the number of our issued and outstanding shares from 147,008,332 to 19,601,107 shares. Except where specifically indicated, all common share information (including information related to options and warrants to purchase common stock) has been restated to reflect the 1-for-7.5 reverse split.

The Company
Overview of Our Business

We are a holding company that only operates through our indirect, majority-owned Chinese subsidiary Beijing PKU Chinafront High Technology Co., Ltd., or PKU. PKU was established with the approval of Haidian Branch of Beijing Municipal Administration of Industry and Commerce on October 30, 2000. PKU’s main business is software and other technology development, consulting, software and technology licensing, and systems integration. Through PKU, we are a total solutions provider of Geography Information Systems, or GIS, application software and services. PKU provides its products and services to various segments of the Chinese government, including the Transportation, Digital City and Land & Resources departments.

We offer a full range of GIS application solutions that cover GIS system planning, deployment, system construction, data testing, system audit & optimization, user's manuals and customer training through self-developed GIS platform software products for 2-dimensional and 3-dimnesional GIS system models. We also provide professional IT services including, risk analysis, systems integration, data monitoring, training and technical support, thereby providing a complete GIS solution to customers.

Our Background and History

We were originally incorporated in Nevada on August 3, 1998 under the name R & R Ranching, Inc. to breed bison. In about March 2003, R & R Ranching Inc. sold its bison to Blue Sky Bison Ranch, Ltd.

On March 31, 2003, we entered into an agreement and plan of reorganization, or the GloTech Delaware Acquisition Agreement, with GloTech Industries, Inc., a Delaware corporation, or GloTech Delaware. GloTech Delaware was incorporated on July 18, 2002 and its business was the designing and marketing of safety products using electroluminescent technology developed in cooperation with the University of Florida. Under the GlowTech Delaware Acquisition Agreement, GloTech Delaware became our wholly-owned subsidiary and we changed our name to GloTech Industries, Inc.

In about June 2004, we sold all of our business relating to the designing and marketing of safety products using electroluminescent technology to Marmaduke Capital Group, LLC, an entity related to an officer of the Company at the time of such sale.

On December 10, 2003, we executed an agreement and plan of reorganization, or the Intra-Asia Agreement, with Intra-Asia Entertainment Corporation, a Delaware corporation, or Intra-Asia Delaware, whereby Intra-Asia Delaware became our wholly-owned subsidiary and we amended our articles of incorporation to change our name to “Intra-Asia Entertainment Corporation.” At the time of the acquisition, Intra-Asia Delaware held an 85% equity interest in Weifang Fuhua Amusement Park Co., Ltd., or Fuhua, a Chinese joint venture organized in 1991 that held an equity interest in the Weifang Fuhua Amusement Park.

On January 31, 2006, Intra-Asia Delaware, entered into a share purchase agreement, or the Beijing Purchase Agreement, with Beijing Maidashi Investment Co., Ltd., or Beijing Maidashi, a Chinese corporation, pursuant to which it sold all of its shares of Fuhua. Under the Beijing Purchase Agreement, Beijing Maidashi took over all of Intra-Asia Delaware’s rights and liabilities in Fuhua. Thereafter in the first half of 2006, Intra-Asia Delaware completed the sale of its eighty-five percent (85%) interest in Fuhua by entering into a supplementary agreement with Beijing Maidashi.

Reverse Acquisition and Private Placement

Following the closing of the Beijing Purchase Agreement, we did not engage in active business operations until we acquired Beijing PKU Chinafront High Technology Co., Ltd., or PKU, on May 14, 2007 when we completed a reverse acquisition transaction with Cabowise International Ltd., or Cabowise, a BVI company.  On May 14, 2007, we issued to the shareholders of Cabowise 10,841,492 shares of our common stock in exchange for all of the issued and outstanding capital stock of Cabowise. Cabowise thereby became our wholly-owned subsidiary and the former shareholders of Cabowise became our controlling stockholders. On the same day, our indirect Chinese subsidiary Oriental Intra-Asia Entertainment (China) Limited, or Oriental Intra-Asia, acquired eighty-five percent (85%) equity interest in PKU. On November 9, 2007, PKU completed the legal registration procedure of increasing registered capital contributed by Oriental Intra-Asia and obtained the approval of the Beijing Administration of Industry and Commerce. A new business license was issued to PKU at the same time. Currently Oriental Intra-Asia has 95% ownership of PKU and Peking University owns the remaining 5%.

Contemporaneous with the reverse acquisition of Cabowise, we also completed a private placement pursuant to which we issued and sold 1,777,778 shares of our common stock to certain accredited investors for a cash price of $1.80 per share. In connection with this private placement, we paid the placement agent, Antaeus Capital, Inc., or Antaeus, a placement agency fee of $800,000 and we issued to Antaeus a seven-year warrant to purchase 277,778 shares of our common stock at an exercise price of $1.80. We also issued 13,889 shares of our common stock (approximately $25,000) to Thelen Reid Brown Raysman & Steiner LLP for their legal services in connection with the reverse acquisition and private placement transaction. As a result of this private placement, we raised approximately $3.2 million in gross proceeds, which left us with approximately $1.8 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.4 million. In connection with the private placement, our two former largest shareholders, Weicheng International Inc. and Foster Growth Ltd. sold to the same investors a total of 3,777,778 shares of our common stock owned by them for a consideration of approximately $6.8 million. We did not receive the proceeds from the sale of these shares of common stock by Weicheng International Inc. and Foster Growth Ltd.

On May 14, 2007, our stockholders Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd. placed a total of 3,888,890 shares of our common stock held by them into an escrow account to secure the make good obligations described below on behalf of the investors in the private placement, pursuant to a make good escrow agreement, or the Make Good Agreement, entered into among us, Karmen Investment Holdings Ltd., Leguna Verde Investments Ltd., Securities Transfer Corporation, the escrow agent, and the investors. Under the Make Good Agreement, Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd., agreed that: (i) in the event that our consolidated financial statements reflect less than $4,000,000 of after-tax income for the fiscal year ending December 31, 2007, they will transfer to the investors, on a pro rata basis, for no additional consideration, 1,944,445 shares of our common stock owned by them; and (ii) in the event that our consolidated financial statements reflect less than $8,000,000 of after-tax net income or fully diluted earnings per share of $0.3675 (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) for the fiscal year ending December 31, 2008, they will transfer to the investors, on a pro rata basis, for no additional consideration, 1,944,445 shares of our common stock owned by them.

On August 20, 2007, we amended our articles of incorporation and changed our name to China TransInfo Technology Corp. to more accurately reflect our current business operations. In connection with the name change, on August 20, 2007, we completed a 1-for-7.5 reverse stock split of our common stock which reduced our issued and outstanding common shares from 147,008,332 to 19,601,107 shares.

Corporate Information

The following chart reflects our organizational structure as of the date of this prospectus:

Our corporate headquarters are located at 07 Floor E-Wing Center, No.113 Zhichunlu, Haidian District, Beijing, China 100086. Our telephone number is (86) 10- 82671299. We maintain a website at www.chinatransinfo.com that contains information about us, but that information is not a part of this prospectus.

The Offering

Common stock offered by selling stockholders
5,840,166 shares, consisting of 5,562,388 outstanding shares owned by selling stockholders and 277,778 shares issuable upon the exercise of certain warrants held by the selling stockholders. This number represents 29.38% of our current outstanding common stock, on a fully diluted basis.

Common stock outstanding before the offering.	19,601,107 shares

Common stock outstanding after the offering, assuming all warrants are exercised.	19,878,885 shares

Proceeds to us
We will not receive any proceeds from the sale of common stock covered by this prospectus. We will, however, receive approximately $500,000 from the exercise of the warrant held by the selling stockholder, if exercised for cash.

Risk Factors	You should read “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

Summary Consolidated Financial Information

The following summary consolidated statement of income data for the years ended December 31, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2007 and 2006 are derived from our audited consolidated financial statements included in this prospectus. The summary consolidated statement of income data for the periods ended March 31, 2008 and 2007 and the consolidated balance sheet data as of March 31, 2008 are derived from our unaudited consolidated financial statements included in this prospectus. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of our results for any future periods.

STATEMENT OF INCOME	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)

Revenues	$4,641,249	$2,624,546	$11,864,629	$7,177,023

Operating expenses	648,400	277,995	1,401,169	846,711

Operating income	1,730,424	585,116	4,851,088	3,110,053

Income taxes	65,607	51,445	450,606	119,719

Net income	1,717,297	685,330	4,421,081	2,986,890

BALANCE SHEET DATA	As of March 31	As of December 31,
	2008	2007	2006
	(Unaudited)
Working capital	$16,496,491	$16,516,310	$5,123,244

Current assets	17,604,763	17,610,150	6,619,631

Total assets	24,149,801	21,445,362	7,594,591

Current liabilities	1,108,272	1,093,840	1,496,387

Total liabilities	1,858,110	1,749,716	1,501,155

Stockholders’ equity	22,291,691	19,695,646	6,093,436

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

A termination of our relationship with Peking University could have a negative impact on our future operating results.

PKU has historically been able to successfully leverage the marketability and resources offered by its strategic partner and investor, Peking University. PKU’s affiliation with Peking University helps to create brand awareness for its products and services and also provides access to the university’s GeoGIS Laboratory, which houses over thirty PhDs and researchers to support PKU’s research and development initiatives. A termination of the relationship/strategic partnership with Peking University could have a negative impact on our future operating results.

We rely heavily on sales to the Chinese government and a significant decline in overall government expenditures or a delay in the payment of our invoices by the government could have a negative impact on our future operating results.

Historically, substantially all of our sales of our products have been to the Chinese government entities at both central and local levels. Sales to the Digital City, Transportation and Land & Resources sectors of the Chinese government accounted for an aggregate approximately 60% and 55% of our sales for the years ended December 31, 2007 and 2006, respectively. We believe that the success and growth of our business for the foreseeable future will continue to depend on our ability to win government contracts. Many of our government customers are subject to budgetary constraints and our continued performance under these contracts, or award of additional contracts from these agencies, could be jeopardized by spending reductions or budget cutbacks at these agencies. Our operating results may also be negatively impacted by other developments that affect these government programs generally, including the following:

•	adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

•	delays or changes in the government appropriations process; and

•	delays in the payment of our invoices by government payment offices.

We rely on our management to understand and react to our rapidly evolving and highly competitive GIS software development and application total solution industry and our failure to react to such changes or to introduce new products and product enhancements could adversely affect our business.

The Chinese GIS industry is nascent and rapidly evolving. Therefore, it is critical that our management is able to understand industry trends and make good strategic business decisions. If our management is unable to identify industry trends and act in response to such trends in a way that is beneficial to us, our business will suffer.

In addition, we expect that a significant portion of our future revenue will be derived from sales of newly-introduced products. The market for our products is characterized by rapidly changing technology, evolving industry standards and changes in customer needs. If we fail to introduce new products or to modify or improve our existing products in response to changes in technology, industry standards or customer needs, our products could rapidly become less competitive or obsolete. We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance for such products. However, there can be no assurance that development stage products will be successfully completed or, if developed, will achieve significant customer acceptance.

If we are unable to successfully develop and introduce competitive new products and enhance our existing products, our future results of operations would be adversely affected. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept or may materially change the gross profits that we are able to obtain on our products. We may not succeed in adapting our products to new technologies as they emerge. Development and manufacturing schedules for technology products are difficult to predict and there can be no assurance that we will achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success. Any future delays, whether due to product development delays, manufacturing delays, lack of market acceptance, delays in regulatory approval, or otherwise, could have a material adverse effect on our results of operations.

We may not be able to adequately protect our proprietary intellectual property and technology, which may harm our competitive position and result in increased expenses incurred to enforce our rights.

We rely on a combination of copyright, trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Some of these technologies are important to our business and are not protected by patents. Despite our efforts, the steps we have taken to protect our proprietary intellectual property and technology and other confidential information may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights. Protecting against the unauthorized use of our products and other proprietary rights is also expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition.

Product branding is important to us and if our brands are misappropriated such that our reputation could be harmed, this could result in lower sales having a negative impact on our financial results.

We rely upon a combination of licensing and contractual covenants to establish and protect the brand names of our products. In many market segments, our reputation is closely related to our brand names. Monitoring unauthorized use of our brand names is difficult and we cannot be certain that the steps we have taken will prevent their unauthorized use, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Our brand names may be misappropriated or utilized without our consent and such actions may have a material adverse effect on our reputation and on the results of our operations.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share.

The markets for our products are highly competitive and we expect competition to increase in the future. Some of our competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly to new or emerging technologies or changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Our products are complex and errors or defects could result in the rejection of our products and damage to our reputation, as well as lost revenues and increased costs.

Products as sophisticated as ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims. Any of these results could harm our business.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Since we depend heavily on key personnel, turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Shudong Xia, our chief executive officer and president, our chief financial officer, Zhihai Mao and our vice presidents, Zhibin Lai, Zhiping Zhang, and Danxia Huang. We also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, or if a key employee fails to perform his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

Our holding company structure may limit the payment of dividends to our stockholders.

We have no direct business operations, other than the ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

FINANCIAL RISKS

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan. If we are unable to obtain additional capital in future years, we may be unable to proceed with our long-term business plan and we may be forced to curtail or cease our operations.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for mergers or acquisitions so as to enhance the overall productivity and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force us to substantially curtail or cease our operations.

We may experience significant period-to-period quarterly and annual fluctuations in our revenues and operating results, which may result in volatility in our stock price.

We may in the future experience significant period-to-period fluctuations in our revenues and operating results. It is possible that our revenues and operating results in some quarters will be below market expectations, which could cause the value shares to decline. Our quarterly and annual operating results are affected by a number of factors, including:

•	the unpredictable timing and volume of purchase orders and cancellations from our customers;

•	the rate of acceptance of our products by our customers;

•	the rate of growth of the market for our products and services;

•	increases in prices charged by various third-party suppliers and subcontractors;

•	the availability and pricing of various components used in our products;

•	the difficulty of forecasting and managing our inventory and production levels;

•	our ability to successfully develop, introduce and sell new or enhanced products;

•	additions or departures of key personnel;

•	our involvement in litigation; and

•
natural disasters, particularly earthquakes, or disease outbreaks, such as the recent outbreak of SARS, affecting countries in which we conduct our business or in which our products are manufactured, assembled, or tested.

The discontinuation of any preferential tax treatments or other incentives currently available to us in the PRC could materially and adversely affect our business, financial condition and results of operations.

Our Chinese subsidiaries enjoy certain special or preferential tax treatments regarding foreign enterprise income tax in accordance with the “Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises” and its implementing rules. Accordingly, our Chinese subsidiaries have been entitled to tax concessions whereby the profit for its first two financial years beginning with the first profit-making year (after setting off tax losses carried forward from prior years) is exempt from income tax in the PRC and the profit for each of the subsequent three financial years is taxed at 50% of the prevailing tax rates set by the relevant tax authorities. However, on March 16, 2007, the National People’s Congress of China passed the new Enterprise Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law, or Implementing Rules, which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the FEIT, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these changes, the EIT Law gives existing FIEs a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. We are expecting that the measures to implement the grandfather period will be enacted by the Chinese government in the coming months and will assess what the impact of the new regulations are at that time. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse affect on any organization’s business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K or 10-KSB. We are subject to this requirement commencing with our fiscal year ending December 31, 2007 and a report of our management is included under Item 8A of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007. Our management has concluded that our internal controls over our financial reporting are effective for the period covered by this Annual Report. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of our internal controls. We will not be subject to these requirements until our annual report for the fiscal year ending December 31, 2009 as we are not deemed to be an accelerated filer. We can provide no assurance that we will comply with all of the requirements imposed by SOX 404 and there can be no positive assurance that we will receive a positive attestation from our independent auditors. In the future, our management may conclude that our internal controls over our financial reporting are not effective due to the identification of one or more material weaknesses, or our independent registered public accounting firm may issue an adverse opinion on our internal control over financial reporting if one or more material weaknesses are identified. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign-invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign-invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S. or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms, a return to a more centrally planned economy, or any regional or local variations in the implementation of economic policies could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business profitably in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products. Likewise, negative inflation could have an unfavorable effect on our business profitability in China.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenue will be settled in RMB and U.S. Dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of PKU constitutes a Round-trip Investment without MOFCOM approval.

According to the 2006 M&A Rules, a “Round-trip Investment” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the 2006 M&A Rules, any Round-trip Investment must be approved by the Ministry of Commerce, or MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

Prior to the consummation of the transactions contemplated by the Share Exchange Agreement on May 14, 2007, PKU was a PRC business whose majority shareholders were PRC individuals, or the PRC Individuals. In addition, our BVI subsidiary Cabowise, was originally indirectly owned by the PRC Individuals, and Cabowise owned an option, or the Option, to purchase the entire equity interest owned by the PRC Individuals in PKU. The Option was assigned to our wholly owned subsidiary, Oriental Intra-Asia by Cabowise on May 14, 2007. Thereafter, on May 14, 2007, as a condition to the closing of the share exchange transaction contemplated by the Share Exchange Agreement, Oriental Intra-Asia exercised the Option assigned to it from Cabowise and, as a result thereof, the PRC Individuals sold their equity interest in PKU for $2 million in cash to Oriental Intra-Asia, or the Acquisition. Following the Acquisition, pursuant to the Share Exchange Agreement, on May 14, 2007, we issued 10,841,492 shares of common stock to the shareholders of Cabowise in exchange for all of the issued and outstanding capital stock of Cabowise, or the Share Exchange. As a result of these transactions, the PRC Individuals are now our controlling shareholders. The Acquisition has been registered with the competent administration of industry and commerce authorities, or AIC, in Beijing. Thereafter, the PRC Individuals made filings with the Beijing SAFE, to register the Company and its non-PRC subsidiaries to qualify them as SPVs, pursuant to Circular 75 and Circular 106.

The PRC regulatory authorities may take the view that the Acquisition and the Share Exchange are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, the PRC Individuals became majority owners and effective controlling parties of a foreign entity that acquired ownership of PKU. The PRC regulatory authorities may also take the view that the registration of the Acquisition with the relevant AIC in Beijing and the filings with the Beijing SAFE may not be evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM of the overall restructuring arrangements, the existence of the Share Exchange and its link with the Acquisition. The PRC legal counsel of PKU has opined that the Acquisition did not violate any PRC law, which would include the 2006 M&A Rules. We, however, cannot assure you that the PRC regulatory authorities, MOFCOM in particular, may take the same view as the PRC legal counsel. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we may be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of PKU. Additionally, the PRC regulatory authorities may take the view that the Acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of PKU’s business operations through a series of contractual arrangements rather than an outright purchase of PKU. But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of PKU’s business than if the Company had direct ownership of PKU. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of PKU, our business and financial performance will be materially adversely affected.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Certain of our stockholders hold a significant percentage of our outstanding voting securities and accordingly may make decisions regarding our daily operations, significant corporate transactions and other matters that other stockholders may believe are not in their best interests.

Shudong Xia, our chief executive officer and president, is the beneficial owner of approximately 48.8% of our outstanding voting securities. As a result, he possesses significant influence over the election of our board of directors and significant corporate transactions. His ownership may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. Other stockholders may believe that these future decisions made by Mr. Xia are not in their best interests.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms, and other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Those factors include, but are not limited to, the highly competitive nature of the markets in which we sell our products, changes in demand for our products and services, our ability to develop new products and services, competitive pressures, risks associated with the integration of acquisitions, changes in laws and regulations governing our business and the other factors discussed under the caption “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders. If the warrant is exercised for cash, then we will receive the proceeds of payable by the selling stockholders upon exercise of the warrants. We will use these proceeds, if received, for general working capital purposes.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, earnings, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

DILUTION

Our net tangible book value as of March 31, 2008 was $1.14 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. However, we have 277,778 warrants outstanding, which can be exercised at $1.80 per share. These warrants may have a dilutive effect depending on our tangible book value at the time of their exercise.

BUSINESS

Business Overview

General

We are a holding company that only operates through our indirect, majority-owned Chinese subsidiary PKU. Currently, through our wholly owned Chinese subsidiary, Oriental Intra-Asia, we beneficially own 95% of PKU and Peking University owns the remaining 5%. Through PKU, we are a total solutions provider of GIS application software and services. PKU provides its products and services to various segments of the Chinese government, including the Transportation, Digital City and Land & Resources departments.

PKU’s History

Headquartered in Beijing, China, PKU is a software and total information technology, or IT, solutions provider for GIS application software and services in China. PKU offers a full range of GIS software applications and self-developed GIS applicable software products applicable for 2-dimensional and 3-dimensional GIS system models. PKU also provides professional IT services including, risk analysis, systems integration, data monitoring, training and technical support, thereby providing a complete GIS solution to customers. PKU serves the government sector of the GIS market in China with an emphasis on the following three major GIS initiatives by the Chinese government: (i) Transportation; (ii) Digital City; and (iii) Land & Resources.

PKU has successfully been able to leverage the marketability and resources offered by its strategic partner and investor, Peking University. Peking University is one of the oldest and most respected universities in China. The Times Higher Education Supplement (THES) - QS. World University Rankings 2006 rated Peking University as the best university in Asia and the 14th best in the world. PKU’s affiliation with Peking University helps create brand awareness for its products and services and also provides access to the university’s GeoGIS Research Laboratory, which houses over 30 PhDs and researchers to support PKU’s research and development initiatives.

PKU has three direct, wholly owned PRC subsidiaries, Beijing Tian Hao Ding Xin Science and Technology Co., Ltd., or Beijing Tian Hao, Beijing Zhangchen Science and Technology Co., Ltd., or Beijing Zhangcheng, and Beijing Zhangcheng Culture and Media Co., Ltd, or Beijing Zhangcheng Media. PKU also has one majority owned PRC subsidiary, China TranWiseway Information Technology Co., Ltd., or China TranWiseway. Beijing Tian Hao was set up on December 31, 2005 with registered capital of RMB 5 million in the form of intellectual property. Beijing Tian Hao is engaged in the business of GIS application research and development. Beijing Zhangcheng was established on October 12, 2007 with registered capital of RMB 10 million. Beijing Zhangcheng is engaged in the business of GIS application development for real time traffic information reporting. On January 25, 2008, Beijing Zhangcheng set up a wholly owned PRC subsidiary, Xinjiang Zhangcheng Science and Technology Co., Ltd., or Xinjiang Zhangcheng, with registered capital of RMB 10 million. Xinjiang Zhangcheng is also engaged in the business of GIS application development for real time traffic information reporting. Beijing Zhangcheng Media was established on June 3, 2008 with registered capital of RMB 5 million and is engaged mainly in taxi media business. China TranWiseway was established on June 28, 2004 with registered capital of RMB 3 million. China TranWiseway is a high-tech company specializing in transportation information system and application developments. PKU owns 70% ownership of China TranWiseway.

Our Business Model

Our business model is a combination of software product development, deployment and IT consulting services and support. The types of products and services that we provide are customer driven and application specific. Although we offer many “off the shelf” software solutions to our customers, our value added services and support enable us to provide more client-specific solutions to fit our customers’ needs.

We believe that by combining “off the shelf” software products with the ability to create and customize our software applications to cater to a particular customer’s specific needs creates a deeper and more substantial relationship with our customers that may result in recurring revenues.

The diagram below illustrates the Company’s business model:

Description:

① Pre-sale to customers based on the Company’s prior experience in the customer’s industry
② Detailed requirements and contract
③-a Deliver GIS Application Software System (with necessary hardware)
③-b Provide Customer Report, User’s Manual and Training
④ Procurement of necessary hardware and/or GIS platform software
⑤ Delivery of hardware and/or software

Our Industry

The GIS History

"A geographic information system (GIS) is a computer-based tool for mapping and analyzing things that exist and events that happen on earth. GIS technology integrates common database operations such as query and statistical analysis with the unique visualization and geographic analysis benefits offered by maps." - Environmental Science Research Institute

A simple description of GIS is that it is a high-tech equivalent of a map. The GIS industry first began around 1960, with the discovery of computer cartography, an early version of GIS whereby maps could be programmed into a computer and stored for future use and modification. Prior to this discovery, maps had to be created by hand and even the slightest changes would require the creation of a new map.

Since that time, the global GIS industry has seen tremendous growth, exceeding $10 billion in total output value in 2006 (China Center for Information Industry Development, 2006-2007 Annual Report on Investment Opportunities in China's GIS Industry, or “CCIDNET Report”). The total annual output of GIS industry in China by 2010 is estimated to exceed $11 billion (China Center for Information Industry Development, 2007 Research Report on China’s GIS Industry). Although most GIS are associated with maps, the capabilities of GIS have also grown tremendously. Mapping tools and programs are only one type of use of the geographic data in a GIS and only one type of product that can be created from a GIS. Utilizing the spatial and statistical methods associated with GIS to analyze geographic information, GIS has expanded into a variety of disciplines and has been used to solve a wide range of problems from determining and protecting the habitats of endangered species to determining the most opportune real estate locations for growing businesses.

Components of GIS

There are four basic components of a GIS: hardware, software, data and people. All are equally important and work hand in hand in developing a GIS.

Hardware. Aside from the basic workstation that is required to run GIS software and analyze collected data, the workstation also serves as a hub for some other types of hardware add-ons that are often used out in the field. The use of digitizers and web-enabled handheld GIS data loggers have become more widely used for collecting information in the field.

Software. There are two primary types of software developed and used in GIS: Component GIS software and GIS Application software. Component GIS software is used to build software applications that have a specific purpose or solve a specific need and is therefore limited in scope. GIS Application software, is essential for creating, editing and analyzing spatial and attribute data and may contain a myriad of GIS functions, that may be periodically upgraded or add-on software that can be developed to extend the capabilities of a GIS software package.

Data. The core of any GIS is data and there are two primary types of data that are used in GIS: GeoDatabase, which is a database that is in some way referenced to locations on the earth, and Attributes, which are generally defined as additional information, which can then be tied to spatial data.

People. Probably the most important part in the development of any type of software is the need for well-trained people. In this case, well educated and knowledgeable computer programmers are experienced in spatial analysis and skilled in using GIS software.

Overview of the Global GIS Industry

As an emerging technology, with the rapid development of computer software and hardware technologies and communications technology, GIS is growing mature abroad, widely applied in government affairs, military, commerce, and all aspects of people's lives, and GIS is quickly becoming an increasingly strong industry.

Software comprised over one-half of total revenue, with revenues from GIS software vendors reaching $1.5 billion. Leading the market in software revenues are Environmental Systems Research Institute, Inc. or ESRI, Bentley Systems, Incorporated and Intergraph Corporation. Collectively, the three companies accounted for about half of the industry’s total software revenues. Other software leaders include Autodesk, Inc., Leica Geosystems, GE Energy, MapInfo, MacDonald Dettwiler, SICAD Geomatics, and LogicaCMG. (Daratech, Inc. - GIS/Geospatial Markets & Opportunities 2006)

Major Sectors of the Global GIS Industry

There are three major sectors that the global GIS industry serves: (i) public sector, (ii) regulated sector; and (iii) private sector.

Public Sector

According to Daratech, public sector spending on GIS software would surpass the regulated sector for the first time in 2006 and has a 39% share of the overall market. The growth of the public sector has averaged 15% per year over the past few years and we believe that it will continue to grow at that rate. In the United States, federal, state and local governments comprise the main segments within the public sector.

In the United States, the biggest consumers of GIS products and services have always been federal governments. Although federal governments were early adopters of GIS, they have recently been moving towards shifting these responsibilities to the state and local levels. Daratech’s estimates indicate that public sector revenues of $531 million accounted for 37% of GIS/Geospatial software revenues in 2004. Of the public sector revenues, state and local governments accounted for 67%, while 33% was from federal governments.

Regulated Sector

The regulated sector, which is comprised of various industries such as utilities, telecommunications, transportation and education, accounts for 38% of the GIS market according to Daratech. In this sector, utilities account for nearly half of total regulated sector GIS software revenues, while telecommunications and transportation accounted for most of the other half.

Private Sector

While the public and regulated sectors have been historically the biggest customers of GIS products, the private sector has been slow to develop. This is mainly because in the past, developing and designing GIS for private end users has been cost prohibitive. However, with the increase in computer processing speeds, expanded storage capabilities, and lower technology costs, the private sector is fast becoming a market for GIS products and services. In this sector, two major factors, GPS (Global Positioning Systems) and LBS (Location Based Services) are being driven by the wireless mobile market.

GIS in Europe

Europeans are moving quickly into GPS and LBS along with GIS products and services. This is as a result of e-government initiatives and other government initiatives.

GIS in the United States

In the United States, homeland security and other federal government-sponsored e-government projects have most recently fueled the interest in GIS.

GIS in Korea

Korea’s GIS market has been growing steadily with the total size of the GIS market in 2001 at $363.1 million and an estimated annual growth rate of 30% per year. The Korean government considers road infrastructure, land management information and intelligent transportation systems (ITS) as the most urgent areas for GIS implementation. GIS will play a central role in the Korean government’s environmental monitoring and land management programs. (ExportAmerica Magazine)

Overview of China’s GIS Industry

The GIS industry in China has changed dramatically since its first introduction into the country in the late 1970s. At that time, GIS was primarily used for research-oriented projects and studies; however, many GIS end users could not make effective use of the systems, partly because there was a lack of trained experts available.

As the country entered the 1990s, China’s open-door policy and attitude towards modernization encouraged the development of more specialized, industry specific and productivity-enhancing GIS applications. The demand for GIS in China increased as the needs in urban planning, land and resource survey and environmental analysis increased. The environmental uses included the need to plan and properly use the various resources of the country while determining the proper protection for the environment. At the same time, the government needed to plan for the developing economy and the rising living standards of the general population. Advances in technology made GIS easier to use and more affordable and as a result, GIS activities in China began to grow and both the government and private sectors began to use GIS for their daily work, strategic planning, and public use. (Photogrammetric Engineering & Remote Sensing, April 2002, “Development of Geographic Information Systems (GIS) in China: An Overview” and “A Tentative View on GIS Software Development in China”)

In the early days of GIS in China, most of the GIS software products available were imported. As the use of GIS became more widespread, “Made in China” GIS products became more prevalent, mainly because they were less expensive than similar products that were imported.

In the late 1990’s, China-made GIS software had made an impact on the Chinese GIS market. The development of China-made GIS software was listed as one of the most important IT initiatives by the central government. The GIS industry was growing rapidly in the country and the Chinese government wanted to ensure that China was not left out of the potentially enormous GIS market where international, or “foreign” software is still dominant. Under the government policy, by the end of the 9th 5-Year Plan (i.e., the National Economic Development Plan 1995-2000), domestic GIS software sales had accounted for nearly 30% of total market share in China. With the increase use of domestic GIS software, the GIS industry in China began to boom, growing by a multiple of 10 from the early 1990s to the turn of the century. The rapid growth of the GIS industry in China led to many non-technical issues that have become critical to its development, such as data sharing, technical training and research and development. The Chinese government became increasingly concerned over the development of the GIS industry in China and encouraged many universities to open GIS programs.

In 2006, the Chinese government announced the details of the country’s National Economic Development Plan for the year of 2006-2010, otherwise known as the country’s 11th 5-year Plan. In that plan, the Chinese government had outlined its plans for further expanding the governments IT spending and gave specific guidance on the most pressing issues and initiatives for the country over the next five years. Although IT spending as a whole has been allocated a significant amount of funding, a large portion of the IT that has been budgeted is in the area of GIS. According to the Chinese government’s 11th 5-year Plan, the Chinese government is estimated to spend approximately RMB50 billion, RMB12-18 billion and RMB21 billion on IT spending in the segments of Transportation, Digital City and Land & Resources, respectively.

Despite its short history, the development of “Made in China” GIS software is quickly becoming a major area of growth in China with a compounded annual growth rate of over 50% per year over the last ten years, which growth is anticipated to continue over the next five years.

Our Business Strategy and the Markets that We Serve

General

Our mission is to be a global leader in GIS application software technology by creating and promoting “Made in China” software applications and services internationally. As seen in the schematic below, we have positioned ourselves to focus on being a GIS applications software producer and a GIS applications total solutions service provider. We are also a GIS platform software provider and GIS data management services provider. Below is a brief description of each category:

GIS Application Software and Services

GIS application software is essential for creating, editing and analyzing spatial and attribute data and may contain a host of GIS functions, that may be periodically upgraded or add-on software that can be developed to extend the capabilities of a GIS software package. As a total solutions provider, we integrate software, data and support services to help our customers realize a greater benefit from the GIS applications that we develop.

In the GIS application software and services segment, we believe that local Chinese GIS companies have a competitive advantage over foreign competitors, although the types and kinds of competitors differ according to the industries that they serve. Therefore, it is in this segment where the Company is seeing a lot of local competitors. Some of the competitors in this segment include: UNIS, ZhongDi, MapGIS, Lingtu, and SmartGPS. Although there are many competitors in this segment, many of them only focus on certain industries while others are not focused on any particular industry.

GIS Platform Software Provider

In addition to creating applications software based on platform GIS software programs such as ArcGiS; platform software is used to create applications, similar to the DOS operating system for Microsoft. We license this software so that we may create applications for customers that have these platforms in place. Although the Company competes as a platform software provider, the Company sees much more foreign competition from industry giants , such as ESRI, Intergraph, and MapInfo. Foreign companies currently hold over 80% of the market share in China in this segment.

GIS Data Management Services

The Company’s GIS data management service provides its customers with custom business solutions and tools to retrieve, organize, and analyze GIS information that is critical to the customer’s operations. The Company monitors GIS data on behalf of its clients and offers its customers ways to connect and interpolate valuable data.

We believe that this segment of the GIS market is expanding at a very high growth rate with the majority of competitors being local GIS companies, such as Lingtu, Navinfo, and Autonavi. There has been a significant amount of venture capital investment into this segment so we anticipate the market will be more competitive in the future.

The Markets for Our Products and Services

The Company has been marketing and selling its products and services to three main submarkets within the government and regulated sectors in China. Those segments are Transportation, Digital City and Land & Resources. Having built a customer base over the years, the Company’s strategy is to not only deliver high quality products, but also to provide ongoing monitoring services so as to take advantage of any maintenance requirements or technology upgrades that may become necessary in the future. The Company has and continues to penetrate these submarkets and believes it can take advantage of its experience by widening its scope of products and services to include data collection and application service operation.

Transportation

The expected compound annual growth rate of IT spending in the Chinese transportation industry will be at about 15% in the next few years. According to China’s 11th 5-year Plan, the investment in Yangtze River IT construction will by approximately RMB50 billion (approximately $6.4 billion), and it is expected that more funds will be spent on nationwide highway IT construction projects. As a basic IT application platform, GIS should enjoy a large market in the future years, which we expect will result in stronger demand for our products and services.

The Company has developed platform software technologies for the transportation sector, such as the Communication Planning System, which is used as the interface by the national government for traffic statistics and as an information bulletin system. The Company focuses on submarket, traffic information system with data, statistic standard and interface of the national system. There is no current major domestic industry competitor in the market.

Digital City

Digital City is a Chinese government initiative to build out the IT infrastructure of the entire country by building broadband and wireless networks in every city in China. According to China’s 11th 5-year Plan, investment in Digital City is estimated to be about RMB25 million (approximately $3.2 million) per city. The total market size can be worth up to RMB15 billion (approximately $1.9 billion) for all 600 cities in China. We have developed our e-government platform, which is a decision-making system for city sanitation emergencies.

Land & Resources

The average IT spending in city geography and land resources assessment, including disaster forecasting, for each city in China is about RMB 60 million (approximately $7.8 million). In China’s 11th 5-year Plan, there are about 100 cities planning to complete GIS construction, which will lead to a RMB6 billion (approximately, $780 million) market in China. Land resources assessment systems cover planning, analysis, statistics and construction management for mineral resources. The market size is estimated at about RMB15 billion (approximately $1.9 billion).

The Company has done an extensive amount of business in the land & resources sector, having developed a city geological information analysis system that provides tools to analyze the geological environment based on the integration of a variety of geological information, such as determining the underground structure for city planning and construction. In addition, the Company has also created a disaster forecast system and a mineral resources assessment system that provides a platform to assess the reserves and then help to make decisions regarding the development of the mineral resources by setting up assessment models of mineral resources.

Our Products and Services

Our core business is developing GIS application software and services utilizing our proprietary software products and technologies. We also engage in system integration services and work on IT system projects for our clients as part of a total solution for these clients. When providing services to customers for GIS application software, our customers often require us to purchase necessary hardware and provide system integration for them.

Software Products

The following is a list and brief description of the GIS software products that we have developed for specific GIS industry segments:

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JTL Web V1.0 - a product that can be used for transportation flow statistical analyzing and information publishing. It consists of three parts: data collection, data statistical analysis and data publishing. The data collection system collects transportation flow data by sensors or other automatic devices, and sends the data to a data center. The data statistical analysis system makes the data statistical analysis, and saves the data in the result database. The data publishing system reads the result data, and publishes the result to the public via GIS and internet. Using JTL Web, governments can setup automatic system for transportation flow data collecting and publishing, which can improve working efficiency.

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ChinaFront Land Resource Information System - a system used by the land resource department to manage their daily affairs. Generally, the major purpose is to improve the efficiency of a government agency, including implementing office automation, dealing affairs through intranet, etc. This system is customized for the land resource management sector, and includes many functions to deal specifically with the land resource management affairs.

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GeoPad -an embedded GIS software which can be used by personal digital assistant (PDA), mobile phone, portable personal computer, tablet personal computer, etc. It implements a small set of GIS functions for mobile equipment, which can manage and analyze spatial data on mobile devices.

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ChinaFront Public Health Affairs Emergency Decision System - is a system used for dealing with public health issues, such as severe acute respiratory syndrome (SARS). It can help government officials make decisions on such issues, based on GIS system information.

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EnvMonitor V1.0 - a system used for monitoring environment pollution status. The environment status data can be collected and sent to the data center via global system for mobile communications (GSM) or general packet radio service (GPRS). Also, the data can be analyzed at a data center, and can be provided to the department for environment protection.

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TranPlan V1.0 - a system used for assisting transportation planning works, including road planning, waterborne planning, etc. It can be used by some transportation planning decision-making departments.

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e-Gov.Suite V1.0 - a software suite used for e-government, which can help government members to improve their working efficiency. The system also can deal with complex affairs charged by people in the government, such as qualification checkups.

•	SmartOA V1.0 - a software used for office automation (OA), which can help users to improve their working efficiency.

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Web Map Engine V1.0 - a data management engine which is used for managing mass spatial data that is stored in an enterprise database. It can support application programming interface (API) for accessing, editing, and sharing mass spatial data.

•	ChinaFront Environmental GIS - a GIS system used for managing and publishing environmental data, including spatial data and attribute data.

•	ChinaFront Environmental Emergency Dealing System - a GIS system used for dealing environmental emergency affairs, such as hazard leakage or water pollution.

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ChinaFront Land Resource Archive Information Gathering System - a system used for gathering archives information by land resource management departments. It can support functions such as archive scanning, information inputting, data checking, and data storing to the result database.

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GeoWeb for Linux – a Web GIS platform based on Linux system, supporting RedFlag Linux and RedHat Linux and other Linux platform and with OpenGIS standard. It is a GIS Platform that has strong function but easy to operate and people could continue developing the software easily.

•	Water Carriage Information System – a software system that optimizes the management of water carriage information. It’s a system to support the government management .

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Intelligent Parking Guide System – a system that provides parking information to drivers, including distribution of parking square, collecting real time parking information and displaying information by outdoor LCD, SMS, internet & transportation broadcasting. It can also collect the information automatically.

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Urban Geological Information Management and Services System - a system used for supporting the government in terms of decision-making on urban geological information. It can manage, analyze and deliver urban geological information and achieve the goal of standardization management of geological information.

•	Exploiter Navigation Software –a GPS navigation system that is installed in vehicles and PDAs. It can generate voice guidance to consumers.

•	Location Services Platform System - a system used for providing transportation information, including search, route navigation, bus transfer, and real time traffic information.

2-D and 3-D Technology Products

We provide software platforms that utilize two-dimensional GIS. Two-dimensional GIS defines and presents special data utilizing an “X” and “Y” axis. Starting from the 1960s, two-dimensional GIS was widely applied in a variety of sectors, including land management, power, telecommunications and city planning.

We also provide software platforms that utilize three-dimensional GIS. Three-dimensional GIS defines and presents special data utilizing an “X”, “Y” and “Z” axis. Compared with two-dimensional GIS, three-dimensional GIS defines special data in a more accurate manner, and can present both the plane and the vertical spatial relation. Moreover, three-dimension GIS can present and analyze more complicated spatial objectives than Computer Aided Design (CAD) and other visualized software. Three-dimensional GIS is better suited for exploration, resource assessment, disaster warning, and production management. It is widely applied in many sectors such as in natural resources (i.e. mineral resources, water resources, etc.) and geology.

Our research and development efforts relating to our three-dimensional GIS platform have been ongoing since 2000. Our three dimensional GIS platform has the following attributes:

•	It is well suited for the geologic industry because three-dimensional images underneath the surface can be displayed.

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Our three dimensional GIS platform provides integrated functions that can be combined with the requirements of two-dimensional platforms, 2.5 dimensional platforms and other three dimensional geographic applications.

•	Our three dimensional GIS platform features advanced input methods that allow the user to create more complicated and analytical three dimensional geographic models.

•	Our three dimensional GIS platform incorporates a vector/grid-based real three-dimensional data structure that ensures the precise presentation of geographic data.

•	Our three dimensional GIS platform allows for the processing of large amounts of data (over 20 gigabytes).

Some examples of how our clients have used our three-dimensional GIS software platform:

•	Our software platform is utilized as part of the landslip pre-warning system for the reservoir area of the Three Gorges Project in Hubei and Chongqing, China.

•	Our software platform is used as part of a geographic disaster pre-warning system in Anshan, Liaoning Province, China.

•	Our software platform is used as part of an iron ore field perambulation and assessment system in Anshan, Liaoning Province, China.

•	Our software platform is being used for subterranean modeling for the Beijing Olympic stadiums.

GIS Application Services

We provide total IT solutions based on our proprietary software platforms, applications and technology. These services are usually customized to fit our clients’ specific needs. The components of the application services include customer demand analysis, software system design, system integration plans, application execution, system testing, customer training, and professional after-sales services.

We provide these services to public sector clients in the transportation, land and resource and digital city sectors.

Commuter Traffic Media Platform

In China, like in many other countries, traffic congestion is having a material adverse impact on the economy. As a result, there is an urgent demand in China for real-time traffic information systems using GPS technology. As a leading provider of transportation information service platform technology and one of the first companies to collect real time data from moving vehicles in China, our commuter traffic media platform, a product designed to broadcast real time traffic information to customers via cell phones, PDA’s and on onboard receivers installed directly in cars, has received overwhelmingly positive feedback from government and public users.

Currently, the Company is working with local governments to implement this technology on a city by city basis. Devices will be installed in taxis citywide. We expect to generate revenues through advertising rights in taxis and bus stations as well as through ads integrated into the media platforms themselves. In addition to providing real time traffic information, the systems can provide route mapping and guidance, pointing out the best way to a specific address or other landmarks or points of interests while avoiding traffic congestion.

In September 2007, we signed a letter of intent with the city of Urumqi pursuant to which we secured our exclusive rights to operate a GPS service platform, an in-taxi GPS media platform, as well as taxi advertising rights for about 5,220 taxis in Urumqi for a period of 15 years.. These commercial arrangements will enable us to gather exclusive real time data on traffic flow and conditions and deliver this to the government, enterprises and consumers. We also signed similar contracts with the cities of Huhhot and Chendu. We are targeting 80 more cities in China as potential markets for our commuter traffic media platform product with the next five years.

Electronic Toll Collection

Electronic Toll Collection, or ETC, is expected to be a major focus of governmental investment over the next several years. Many countries in the world are developing or have already begun using ETC systems that can to be used on highways, bridges and tunnels. E-Z Pass in the North East US is an example. These systems use roadside ETC antennas that receive signals from electronic tags installed in vehicles to automatically deduct payments without stopping or slowing down traffic on roads. ETC systems can also be used in traffic information collection systems, automatic parking management systems, gas stations, fast food restaurants, and public transportation.

At the end of 2006, China had almost 50 million private vehicles and that number is expected to balloon to 140 million by 2020. China has approved the construction of 850,000 km of highway within the next three years, and once completed, China will have 70% of the world’s toll highways according to the Highway Management Department of the Ministry of Communication. In May of 2007, the Ministry of Science and Technology promulgated the national standard for ETC system and its experimental systems will be implemented in 2008 in the Yangtze River Delta and the Beijing-Tianjin corridor. ETC has been selected by the Ministry of Science and Technology as the “backbone technology” of the national toll highway network.

We expect to commence manufacturing and selling electronic tags placed in cars and roadside antennas to highway authorities and individual consumers within the next three months.

Our Intellectual Property

The following table illustrates the title of different copyright that we own, their registration numbers, first publication dates and issuance dates:

Copyright Title	Certificate Number	Registration Number	First Publication Date	Issue Date

Computer Software Copyright Registered Certificate (JTLWeb V1.0)	028661	2004SR10260	09.08.2004	10.21.2004

Computer Software Copyright Registered Certificate ( Land & Resources and House Affairs Information System V1.0)	027924	2004SR09523	06.15.2004	09.29.2004

Computer Software Copyright Registered Certificate (GeoPad V1.0)	002827	2002SR2827	09.01.2002	09.24.2002

Computer Software Copyright Registered Certificate (Command System of Meeting Urgent Need for Urban Public Emergencies V1.0)	009303	2003SR4212	05.10.2003	06.9.2003

Computer Software Copyright Registered Certificate (GeoWeb V1.0)	006881	2003SR1790	09.05.2002	03.19.2003

Computer Software Copyright Registered Certificate (EnvMonitor 1.0)	004358	2002SR4358	05.18.2002	12.6.2002

Computer Software Copyright Registered Certificate (TranPlan 1.0) V1.0	003664	2002SR3664	06.18.2002	11.11.2002

Computer Software Copyright Registered Certificate ( (e-Gov.Suite 1.0) V 1.0)	000823	2002SR0823	05.23.2002	07.04.2002

Computer Software Copyright Registered Certificate (Sm@rtOA 1.0) V 1.0	000824	2002SR0824	09.28.2001	07.04.2002

Computer Software Copyright Registered Certificate (WebMap Engine) V 1.0	0009123	2001SR2190	07.08.2001	07.30.2001

Computer Software Copyright Registered Certificate (Environment Geo V 1.0)	062877	2006SR15211	11.30.2005	10.31.2006

Computer Software Copyright Registered Certificate (Environment Protection Emergency Conduct System V 1.0)	062879	2006SR15213	11.30.2005	10.31.2006

Computer Software Copyright Registered Certificate (Land and Resources Files’ Collection System V 1.0)	063008	2006SR15342	06.30.2006	11.02.2006

Computer Software Copyright Registered Certificate(Embed-3D-GIS V1.0)	071603	2007SR05608	01.30.2007	04.17.2007

Computer Software Copyright Registered Certificate(Environment Protection Emergency Conduct System V 1.0)	063509	2006SR15843	04.30.2006	11.13.2006

Computer Software Copyright Registered Certificate(Environment Information System V 1.0)	063510	2006SR15844	04.30.2006	11.13.2006

Computer Software Copyright Registered Certificate(Land and Resources Information Management System V 1.0)	063508	2006SR15842	06.30.2006	11.13.2006

Computer Software Copyright Registered Certificate(GeoWeb For Linux) V1.0	086634	2007SR20639	05.10.2007	12.24.2007

Computer Software Copyright Registered Certificate (Water Carriage Information System) V1.0	BJ10658	2008SRBJ0352	06.25.2006	02.03.2008

Computer Software Copyright Registered Certificate(Intelligent Parking Guide System) V1.0	BJ10662	2008SRBJ0356	06.30.2007	02.03.2008

Computer Software Copyright Registered Certificate(Urban Geological Information Management and Services System) V1.0	BJ10679	2008SRBJ0373	10.10.2007	02.03.2008

Computer Software Copyright Registered Certificate(Exploiter Navigation Software V1.0)	BJ10485	2008SRBJ0179	11.20.2007	01.16.2008

Computer Software Copyright Registered Certificate(Location Services Platform System V 1.0)	088919	2008SR01740	11.15.2007	01.24.2008

Research and Development

In 2006 and 2007, our research and development expenses amounted to approximately $0.68 million and $0.96 million, respectively. These expenses were mainly composed of staff costs and research and development equipment purchasing expenses.

Overview of Our Research and Development Department

Our Research and Development (R&D) Department consists of two departments, one is internal and the other is external, which involves our strategic relationship with the GeoSIS Laboratory at Peking University.

Internal R&D Department

Our internal R&D department consists of 62 researchers with extensive experience in the GIS industry. Many of these researchers have worked at multinational corporations.

The primary focus of the internal R&D department is to analyze customer demands and develop application software products, with the use of the most highly advanced software development tools available today.

Our research department is also responsible for monitoring developments in the market for our services so that they can develop new products or improve upon existing products by adopting new technologies and skills.

In addition, the department is responsible for creating training and support manuals and creating new processes for implementation of our software products.

Strategic R&D Partnership with Peking University

PKU was established in connection with the Peking University’s GeoSIS Laboratory in order to provide university researchers with real life opportunities to test and implement the discoveries created at the University. On August 6, 2005, PKU entered into a cooperation agreement, or Cooperation Agreement, with Earth and Space College of Peking University, pursuant to which PKU obtained the access to the university’s GeoSIS Research Lab, which houses over thirty PhDs and researchers to support PKU’s research and development initiatives. Under the Cooperation Agreement, we pay for all R&D expenses of the GeoSIS Laboratory. The Cooperation Agreement has a three-year term that is automatically renewed for an additional three year unless either party provides the other with notice of termination three months prior to the end of the term.

Our Major Customers

The following table provides information on our most significant clients in fiscal year 2007.

TOP TEN CLIENTS IN 2007

No.	Name	Description of Client	Sales (in thousands of US dollars)	Percentage of Total Sales

1	Boyitongchuang Technology Development Center	High-tech company in digital city application and product development	1,693	14.3%

2	Transportation Planning & Research Institute	An institute of the Ministry of Communications	1,337	11.3%

3	Beijing Transportation Management Committee	City-level governmental transportation department	1,008	8.5%

4	Beijing Huaruisaijing Technology Co., Ltd.	High-tech company in power and automation technologies	858	7.2%

5	Beijing Xiangxian Technology Co., Ltd.	High-tech company in environmental application development	814	6.9%

6	Beijing No. 2 Civic Construction Co., Ltd.	A city-level state-owned construction company	700	5.9%

7	Chengdu Transportation Management Committee	A city-level governmental transportation department	512	4.3%

8	Beijing Transportation Information Center	City-level governmental transportation department	467	3.9%

9	Zhongguancun High-tech Zone Administration Committee	District-level governmental department of Beijing City	422	3.6%

10	Yantai Public Examination Institute	City-level governmental education department	394	3.3%

	TOTAL		8,205	69.2%

Our Competition

Competition in China’s GIS industry is very fragmented and consists of a combination of a few foreign competitors and many domestic GIS software companies. According to China Computer World Research, the number of domestic GIS software companies has grown from less than 20 in 2000, to over 1,000 in 2005. Whereas most international competitors seek to provide component software for the industry, our focus is on developing application software and services for the Chinese government and regulated sectors.

There are several competitive factors in the GIS industry in China. We believe customers are generally looking for a provider to have strong research and development, a quality brand name built upon a successful record of accomplishment and a superior management team that can execute.

Competitive Advantages

We believe that we have the following competitive advantages over most of our competitors:

Leading-Edge R&D Team - Our research and development team has a strong and extensive technology background and has been an early entrant into the three-dimensional GIS market. The head of our research and development team was the lead engineering architect of the first GIS platform software (Chinese Excellence Software Award, 1995) platform, the first and only three-dimensional GIS platform software in China.

Award Winning Technology - Since the inception, we have won over nine product awards, including the National Transportation Planning System and Digital City Program award. Such award winning technology gives the Company a great advantage and gives customers a sense of security that they are purchasing a quality product.

Application Experience - We have successfully built a track record with a customer base in various market segments including communications, land resource and city geography to name a few. We plan to leverage our experience to obtain new and recurring business.

Brand Image - Our affiliation with Peking University has made us a more recognizable brand in the industry. Our brand is recognized for quality products and application experience.

Superior Management - Members of our executive management team are the first GIS software developers in China.

Operational and Quality Management - We are ISO9000 certified and conduct internal performance assessment system 3 times a year.

Our Competitors

We experience competition from both foreign and domestic Chinese competitors. The following is a description of our competitors:

Foreign Competitors

WesternGeco

WesternGeco is the world’s largest seismic contracting company. It is a combination of the former Geco-Prakla and Western Geophysical. The company is owned by international oilfield services corporation Schlumberger Limited. This competitor is mainly engaged in providing software solutions to oil fields. Revenue in 2005 was $1.66 billion before becoming a wholly-owned subsidiary of Schlumberger in May 2006.

Mapteck

Established in 1981 in Canada, Mapteck is the leading GIS company in the three-dimensional mapping software sector. “Vulcan,” a mapping software product launched by this company, has been widely used in mineral, defense, environment management and city planning due to its well-integrated analytic functions (spatial information, mapping structuring, etc.).

Supeac Software

Established in 1981 in Australia, Supeac Software is the leading company in mineral software in the world, having a presence in 91 countries.

The products offered by our foreign competitors are priced higher than our products. In addition, their software cannot be applied in China without significant modification due to differing industry standards and background. For these reasons, we do not foresee much competition from these international competitors in the area of GIS application software.

Domestic Chinese Competitors

Orient Titan Technology Co., Ltd.

Established in 2001, Orient Titan Technology Co., Ltd. manufactures its leading product, the Titan 3DM, which is mainly used in mineral mapping and has gained a relatively high market share in that sector. The Titan 3DM, however, is not a real three-dimensional software program as it can only facilitate land surface analysis and management. Thus, this product cannot be applied in mineral assessment, exploration and project management.

Wuhan Zhondi T&S Cyber Co., Ltd.

Wuhan Zhondi T&S Cyber Co., Ltd. is affiliated with China University of Geoscience (Wuhan) and developed the MapCAD system and MAPGIS platform software. This company has advantages in the geographic mapping and city geography areas and the products of this company have been widely used in the geography industry.

Lingtu SmartGPS

This company is focused on the submarket for digital map collection with data service. Lingtu developed from a mapping and data processing company and is mainly in the business of providing time delayed traffic data to the public.

UNIS

The main business of UNIS is providing computer integration system. This company is focused on the networking charges system of the national highway submarket, although this is only one of the products developed by UNIS.

Regulation

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC. There are no specific rules or regulations for a company engaged in software development other than mapping which is highly regulated in China. Only the general rules of commerce in China are applicable to us.

We are also subject to PRC’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Raw Materials

Since we are in the business of developing software applications and providing related services, we do not utilize any significant amount of raw materials. All of the raw materials needed for our business are readily available from several different suppliers and at market driven prices. The company only purchases computers and other software in order to provide its services and software applications to customers.

Our Employees

General

As of March 31, 2008, we had 142 full-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our Company:

Department	Number of Employees
Software Development	69
Quality Control	10
Sales and Marketing	24
Administration	16
Human Resources	8
Finance	15
Total	142

As required by applicable PRC law, we have entered into employment contracts with our officers, managers and all employees. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

China enacted a new Labor Contract Law, which became effective on January 1, 2008. The Company has updated its employment contracts and employee handbook and is in compliance with the new law. The Company will work with the employees and the labor union to insure that the employees obtain the full benefit of the law. The Company does not anticipate that changes in the law will materially impact the Company balance sheet or cash flow.

In addition, we are required by Chinese laws to cover employees in China with various types of social insurance. We have purchased social insurance for all of our employees.

Our Properties and Facilities

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We do not have any land use rights directly from the PRC. Instead, we lease the space where our executive offices are located. We have entered into a lease agreement with Mr. Zhao Li for our rental of space at the E-Wing Center. Under this lease, we have the right to use 360 square meters of office space in the E-Wing Center. We pay a total monthly rental of RMB 37,560 under this lease agreement (approximately $4,796). This lease expires on December 1, 2008. On June 2, 2007, we entered into a real property purchase agreement with Zhao Li, pursuant to which Mr. Zhao agreed to sell the facility to us for a purchase price of RMB 9,747,000 (approximately $1,336,000). We have paid $1,043,018 to Mr. Zhao by March 31, 2008.

We believe that our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a holding company that only operates through our indirect, majority-owned Chinese subsidiary PKU. We beneficially own 95% of PKU and Peking University owns the remaining 5%. Through PKU, we are a total solutions provider of GIS application software and services. PKU provides its products and services to various segments of the Chinese government, including the Transportation, Digital City and Land & Resources departments.

We have integrated our GIS software applications with “off the shelf” GIS software to provide our clients with custom solutions that specifically fit their needs. In addition, in China where we sell our products and services, we provide technical training, support and data management services and consulting to assist our clients in organization analysis and interpolation of the data that they have aggregated. When we work on this basis, we are able to create for our clients a total GIS solution that is designed specifically to meet the needs of the client.

We generate revenues through the sale of our self-developed GIS application software products, “off the shelf” hardware and software, and IT (Information Technology) services, such as data management, data monitoring, IT consulting and other IT solutions.

Industry Wide Factors that are Relevant to Our Business

The GIS software and solutions industry in China is in the process of rapid and continuous development. We believe the trend in China’s GIS software industry is the Chinese government’s preference to use “Made in China” GIS software applications and services for its government programs. One result of this trend is the growing number government programs in the areas of Transportation, Digital City and Land & Resources. We believe this trend will impact favorably on the demand for GIS software products and services, and this will result in growth in sales of GIS software and services and will result in increased revenues for us.

The development of GIS software and solutions that are “Made in China” has grown rapidly since 2000. We believe that the annual growth rate in this sector is currently approximately 50%. As a leading company in GIS software development and solutions in China, our sales revenues have a high correlation to the estimated growth of the GIS industry in China for GIS software and services generally. Our sales have grown at an average rate of over 50% for the past three years and our earnings have grown at an average rate of over 66% over the same period. Therefore, we believe that our sales over the next five years will grow in close correlation with the estimated growth of China’s GIS industry.

One main factor that management considers when estimating our future growth is the potential revenue from larger government projects in the Transportation, Digital City and Land & Resources sectors of the Chinese government based on annual budget reports issued by relevant governmental sectors at both central and local levels. We expect that these potential new projects will create revenues from new GIS applications software sales and services. We expect to bid on large projects in the Transportation, Digital City and Land & Resources sectors in 2007.

The GIS software and solutions market in China is also subject to consumption patterns and trends. One such consumption pattern or trend relates to the enormous amount of IT spending that has been slated by the Chinese central government. As China continues down the path of urbanization, so does the governments needs for GIS software applications to manage that growth. The need in this trend is primary in the area of transportation, logistics and IT infrastructure for telephones and internet services.

Our industry is also affected by the growing concern over protecting the environment. China’s government is under increasing pressure to take care of the environmental impact of the natural resources exploration. GIS software applications and services for this sector usually contain different applications that can help identify environmental problems .

The growing use of GPS and location-based service (LBS) services in China has a material impact on our industry. We believe that “Made in China” GIS software and services will have a distinct advantage over developed countries, where software development costs are generally higher. The Chinese economy is developing at a quick pace. As a result, there is a growing consumer market that is developing in China. We also believe that the worldwide perception of the quality level of Chinese products is improving.

We believe there is a great opportunity to expand China’s export volume in the area of GIS software and services. Recognizing this opportunity, the Chinese government has been encouraging domestic companies that develop GIS application software to increase their export activities.

Our industry is also experiencing a significant increase in competition. This increased level of competition puts pressure on the sales prices of our products, which results in lower margins for us.

Recent Developments

On May 1, 2008, our board of directors, or the Board elected Messrs. Jay Trien, Zhongsu Chen and Dan Liu as directors of the Company, or Independent Directors, each to serve on the Board as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc., or the Nasdaq Marketplace Rules. The Board of the Company, including the Independent Directors, also established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee and appointed each of the Independent Directors to each committee. Mr. Trien was appointed as the Chair of the Audit Committee, Mr. Liu was appointed as the Chair of the Compensation Committee and Dr. Chen was appointed as the Chair of the Governance and Nominating Committee.

On the same day, the Company entered into separate Independent Director’s Contracts and Indemnification Agreements with each of the Independent Directors pursuant to which the Company agreed to pay Mr. Trien an annual fee of $30,000, Dr. Chen an annual fee of RMB 96,000 (approximately $13,714) and Mr. Liu an annual fee of $20,000. The Company also agreed to grant a stock option to each of Mr. Trien and Dr. Chen for the purchase of 30,000 shares of common stock of the Company at an exercise price equal to the closing price as reported on the OTC Bulletin Board on the grant date of the option. For additional information regarding the appointment of our independent directors, please see our current report on Form 8-K filed on May 6, 2008 and the exhibits attached thereto.

On May 9, 2008, our subsidiary, PKU, entered into an equity transfer agreement, or the First Equity Transfer Agreement, with two Chinese individual shareholders, Xu Wang and Tieying Zhao, of China TranWiseway Information Technology Co., Ltd., or China TranWiseway. Pursuant to the First Equity Transfer Agreement, PKU purchased 16.67% ownership of China TransWiseway from these two shareholders for a cash price of RMB 4,000,000 (approximately $570,000). The cash consideration was fully paid in July 2008.

On May 22, 2008, PKU entered into a new equity transfer agreement, or the Second Equity Transfer Agreement with Beijing Marine Communication & Navigation Company, or MCN and China TranWiseway. Pursuant to the Second Equity Transfer Agreement, PKU purchased 53.33% ownership of China TranWiseway from MCN for a cash price of RMB 2,500,000 (approximately $360,205). The registration of PKU as the owner of the equity with the relevant governmental authority in China was completed in June 2008 and the cash consideration was fully paid in July 2008.

China TranWiseway is a high-tech company specializing in transportation information system and application developments. After giving effect to the transactions contemplated by the above two equity transfer agreements, PKU has become the holder of 70% of the total equity interest in China TranWiseway and MCN owns the remaining 30%.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and percentage of revenues and key components of our revenue for the periods indicated in dollars.

	Three Months Ended March 31		Years Ended December 31,
	2008 (Unaudited)	2007 (Unaudited)	2007	2006
	$	$	$	$

Revenues	4,641,249	2,624,546	11,864,629	7,177,023
Cost of sales	2,262,425	1,761,435	5,612,372	3,220,259

Gross Profit	2,378,824	863,111	6,252,257	3,956,764

Selling, General and Administrative Expenses	648,400	277,995	1,401,169	(846,711)

Operating Income	1,730,424	585,116	4,851,088	3,110,053

Other Income and (Expenses)
Interest income	15,228	1,007	60,289	1,728
Interest expenses	-	(7,986)	(13,968)	(35,278)
Minority interest	(93,962)	(22,587)	(396,585)	(4,670)
Other income (expense)	-	78,335	160,446	34,776

Income before income taxes	1,651,690	633,885	4,871,687	3,106,609

Income taxes	(65,607)	(54,445)	450,606	119,719

Net income	1,717,297	685,330	4,421,081	2,986,890

	Three Months Ended March 31		Years Ended December 31,
	2008 (Unaudited)	2007 (Unaudited)	2007	2006
As a percentage of Revenues

Revenues	100.00%	100.00%	100.00%	100.00%
Cost of sales	48.75%	67.11%	47.30%	44.87%

Gross Profit	51.25%	32.89%	52.70%	55.13%

Selling, general and administrative expenses	13.97%	10.59%	11.81%	(11.80)%

Operating Income	37.28%	22.29%	40.89%	43.33%

Other Income and (Expenses)
Interest income	0.33%	0.04%	0.51%	0.02%
Interest expenses	-	(0.30)%	(0.12)%	(0.49)%
Minority interest	(2.02)%	(0.86)%	(3.34)%	(0.07)%
Other income (expenses)	-	(2.98)%	1.35%	0.48%

Income before income taxes	35.59%	24.15%	41.06%	43.29%

Income taxes	(1.41)%	(1.96)%	3.80%	1.67%

Net income	37.00%	26.11%	37.26%	41.62%

	Three Months Ended March 31,		Years Ended December 31,
	2008 (Unaudited)	2007 (Unaudited)	2007	2006
Components of Revenue	$	$	$	$

Total revenue	4,641,249	2,624,546	11,864,629	7,177,023

Revenue by Product and Services
Software	2,555,309	1,156,998	5,211,990	3,522,619
Hardware	2,085,940	1,467,548	6,652,639	3,654,404

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Revenues. Revenues increased $2.02 million, or 76.84%, to $4.64 million for the three months ended March 31, 2008, from $2.62 million for the same period in 2007. This increase was mainly attributable to the increase of sales of our products and services as a result of the growing recognition of our brand name and technology as well as the rapidly developing market opportunities in the GIS market in China, especially in the transportation information sector.

The following table illustrates the revenues from the major Chinese government sectors and regulated industries in which we sell our products and services for the periods indicated. The table also provides the percentage of total revenues represented by each listed sector.

	Three Months Ended March 31, 2008	Percentage of Total Revenues	Three Months Ended March 31, 2007	Percentage of Total Revenues
Transportation	2,162,256	46.59%	1,186,613	45.21%
Digital City	1,916,883	41.30%	1,253,926	47.78%
Land & Resources	528,044	11.38%	171,735	6.54%
Other	34,066	0.73%	12,272	0.47%
Total	4,641,249	100.00%	2,624,546	100.00%

As the table above indicates, the Transportation and Digital City sectors accounted for an aggregate of 87.89% and 92.99% of our sales for the three months ended March 31, 2008 and 2007, respectively. Sales in Land & Resources accounted for 11.38% and 6.54% of total sales over each of periods indicated above. Our success ratio when bidding on new contracts, was 90% during the three month periods ended March 31, 2008, which is about the same as that during the same period of 2007.

Cost of Goods Sold. Our cost of goods sold increased $0.50 million, or 28.44%, to $2,26 million for the three months ended March 31, 2008, from $1,76 million during the same period in 2007. This increase was mainly due to the increase in sales generally. As a percentage of revenues, the cost of goods sold decreased to 48.75% during the three moths ended March 31, 2008 from 67.11% in the same period in 2007, which was mainly attributable to the execution of higher margin contracts, which resulted in the increase in lower cost software component sales as a percentage of total sales during the first three months period of 2008.

The following table illustrates in detail the items constituting our costs of goods sold.

Cost Item	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Salary	$290,319	$214,988
Hardware	1,473,435	1,353,603
Software licenses	417,415	18,597
Outsourcing	29,145	56,216
Others	52,110	118,031
Total	$2,262,425	$1,761,435

Gross Profit. Our gross profit increased by $1,52 million, or 175.61%, to $2,38 million for the three months ended March 31, 2008 from $0.86 million during the same period in 2007. Gross profit as a percentage of revenues was 51.25% for the three months ended March 31, 2008, an increase of 18.36% from 32.89% during the same period in 2007. Such percentage increase was mainly due to the increase in sales of higher margin software component as a percentage of total sales and effective cost controls during the first three months period of 2008.

Selling Expenses. All of our products are sold into the domestic China market through contracts commissioned by the Chinese government. Various government entities and agencies either invite us to bid for a specific contract or award a contract to us on a no bid basis. This type of procurement process accounts for more than 95% of our total sales. We are often invited to bid on contracts through our professional relationships and are awarded repeat business. As a result, we have not invested heavily in establishing a substantial marketing program. We promote our products by developing relationships through Peking University, professional relationships with various agencies and municipalities within the Chinese government and in participation in industry trade exhibitions. Our marketing expenses therefore are relatively low in comparison to those of our competitors who do not have a record of performance and brand recognition or well-established government contacts.

Selling expenses, including sales representative commissions, promotion fees, salesperson salaries and expenses increased $0.11 million, or 176.81%, to $0.17 million for the three months ended March 31, 2008 from $0.06 million during the same period in 2007. As a percentage of revenues, selling expenses increased to 3.65% for the three months ended March 31, 2008 from 2.33% for the same period in 2007. Such dollar increase of selling expenses was mainly attributable to our expanded operations and sales volume for the three months ended March 31, 2008.

Administrative Expenses. Our administrative expenses were $0.48 million (10.32% of total sales) and $0.27 million (8.26% of total sales) for the three months ended March 31, 2008 and 2007, respectively. The increase was mainly due to the increased staffing and more expenses associated being a public company. Also, we incurred noncash stock-based compensation expense of $42,736 (0.92% of total sales) for the three months ended March 31, 2008.

Income Taxes. Our Chinese direct subsidiary, PKU, and indirect subsidiary, Xinjiang Zhangcheng, are subject to Chinese enterprises income tax, or EIT, at a rate of 25% of the assessable profits. As approved by the local tax authority in the PRC, Beijing Tian Hao and Beijing Zhangcheng are entitled to a two-year exemption from EIT followed by 50% tax exemption for the next three calendar years, commencing from the first cumulative profit-making year. As of March 31, 2008, PKU had net operating loss carry forwards for Chinese income tax purposes of approximately $1,314,000. We believe that the first cumulative profit-making year of PKU will be in the fiscal year 2009 for Chinese income tax purpose. For the three months ended March 31, 2007, we recognized income tax benefits of $0.05 million while for the same period in 2008, we recognized an income tax benefits of $0.07 million. All those tax benefits resulted from the increase in deferred tax assets.

Net Income. Net income increased by $1.03 million, or 150.58% to $1.72 million for the three months ended March 31, 2008 from $0.69 million for the same period of 2007, as a result of the factors described above.

Years Ended December 31, 2007 and 2006

Revenues. Revenues increased approximately $4.7 million, or 65.3% to approximately $11.9 million for the years ended December 31, 2007, from approximately $7.2 million in 2006. This increase was attributable to the increased sales of our products and the applications of our products in the Transportation, Land & Resources and Digital City sectors in 2007 compared to 2006. During 2007, the Company achieved a win rate of approximately 90 percent for project bids and also were able to secure more contracts from recurring clients.

The following table illustrates the revenues from the Chinese government sectors and regulated industries in which we sell our products and services for the periods indicated. The table also provides the percentage of total revenues represented by each listed sector.

	Year Ended December 31, 2007	Percentage of Total Revenues	Year Ended December 31, 2006	Percentage of Total Revenues

Transportation	$4,690,206	39.53%	$2,374,229	33.08%

Digital City	5,459,863	46.02%	3,941,025	54.91%

Land & Resources	1,321,757	11.14%	745,347	10.39%

Other	392,803	3.31%	116,422	1.62%

Total	$11,864,629	100.00%	$7,177,023	100.00%

As the table above indicates, the Transportation and Digital City sectors accounted for an aggregate of 85.55% and 87.99% of our sales for the years ended December 31, 2007 and 2006, respectively. Sales in Land & Resources account for less than 12% of total sales over each of periods indicated above. Our success ratio when bidding on new contracts, was approximately 90% during the year ended December 31, 2007.

Cost of Goods Sold. Our cost of goods sold increased approximately $2.39 million, or 74.22%, to approximately $5.61 million for the year ended December 31, 2007, from approximately $3.22 million in 2006. This increase was mainly due to the increase in sales generally and in the increase in sales of hardware products in 2007 as compared to 2006. As a percentage of revenues, the cost of goods sold increased to 47.30% during the year ended December 31, 2007 from 44.87% in 2006, also as a result of the increase in higher cost hardware sales as a percentage of total sales.

The following table illustrates in detail the items constituting our costs of goods sold.

Cost Item	Year ended December 31, 2007	Year Ended December 31, 2006
Salary	$771,700	$443,498
Hardware	4,053,972	2,211,676
Software licenses	250,174	153,760
Outsourcing	245,743	164,747
Others	290,783	246,577
Total	$5,612,372	$3,220,259

Gross Profit. Our gross profit increased approximately $2.29 million, or 58.01%, to approximately $6.25 million for the year ended December 31, 2007, from approximately $3.96 million  in 2006. Gross profit as a percentage of revenues was 52.70% for the year ended December 31, 2007, a decrease of 2.43% from 55.13% in 2006. The decline was mainly due to increase in sales of lower margin hardware as a percentage of total sales during the period compared to the same period in 2006 from 50.92% to 56.07%, respectively.

Selling Expenses. All of our products are sold into the domestic China market through contracts commissioned by the Chinese government. Various government entities and agencies either invite us to bid for a specific contract or award a contract to us on a no bid basis. This type of procurement process accounts for more than 95% of our total sales. We are often invited to bid on contracts through our professional relationships and are awarded repeat business. As a result, we have not invested heavily in establishing a substantial marketing program. We promote our products by developing relationships through Peking University, professional relationships with various agencies and municipalities within the Chinese government and in participation in industry trade exhibitions. Our marketing expenses therefore are relatively low in comparison to those of our competitors who do not have a record of performance and brand recognition or well-established government contacts.

Selling expenses, including sales representative commissions, promotion fees, salesperson salaries and expenses increased $0.15 million, or 81.06%, to $0.33 million for the year ended December 31, 2007, from $0.18 million in 2006. As a percentage of revenues, selling expenses increased to 2.74% for the year ended December 31, 2007, from 2.50% in 2006. The increase of selling expenses was mainly attributable to our expanded operations and sales volume from 2006 to 2007.

Administrative Expenses. Our administrative expenses were $1.07 million (9.07% of total sales) and $0.67 (9.29% of total sales) for the years ended December 31, 2007 and 2006, respectively. The increase of administrative expenses was mainly attributable to the increase of professional services related to the company having become a public company in May 2007.

Income Taxes. Our Chinese subsidiary, PKU, is subject to Chinese enterprises income tax, or EIT, at a rate of 15% of the assessable profits. As approved by the local tax authority in the PRC, PKU is entitled to a two-year exemption from EIT followed by 50% tax exemption for the next three calendar years, commencing from the first cumulative profit-making year. As of December 31, 2007, PKU had net operating loss carry forwards for Chinese income tax purposes of approximately $1.11 million. We believe that the first cumulative profit-making year of PKU will be in the fiscal year 2009 for Chinese income tax purpose. For the year ended December 31, 2006, we recognized income tax expense of $0.12 million while in 2007, we recognized an income tax expense of $0.45 million. All those tax expenses resulted from the decreases in deferred tax assets.

Net Income. Net income increased approximately $1.43 million, or 48.02% to approximately $4.42 million for the year ended December 31, 2007 from approximately $2.99 million in 2006, as a result of the factors described above.

Liquidity and Capital Resources

General

As of March 31, 2008, we had cash and cash equivalents (excluding restricted cash) of $5.44 million and restricted cash of $0.04 million. The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

Cash Flow

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006

Net cash paid by (used in) operating activities	$917,839	$(680,490)	85,543	1,201,952
Net cash provided by (used in) investing activities	(2,517,627)	(55,998)	4,252,311	(185,048)
Net cash provided by (used in) financing activities	-	(258,020)	1,049,289	125,570
Net cash inflow/(outflow)	(1,399,416)	(984,888)	5,521,074	1,171,473

Operating Activities

Net cash provided by operating activities was $0.92 million for the three-month period ended March 31, 2008, which is an increase of $1.60 million from $0.68 million net cash used in operating activities for the same period of 2007. The increase of the cash provided by operating activities was mainly attributable to the increase of our sales and net profit for the three months ended March 31, 2008 compared to the same period of 2007.

Net cash provided by operating activities was approximately $0.09 million in fiscal year 2007, a decrease of $1.11 million from the $1.20 million net cash provided by operating activities in fiscal year 2006. Such decrease of net cash provided by operating activities was primarily attributable to the increase of deposits paid to suppliers related to our contracts.

Investing Activities

Our main uses of cash for investing activities are payments for the acquisition of property, plant and equipment.

Net cash used in investing activities for the three-month period ended March 31, 2008 was $2.52 million, which is an increase of $2.46 million from net cash used in investing activities of $0.06 million for the same period of 2007. The increase of the cash used in investing activities was mainly due to the purchases of GPS and LED screen equipments for our taxi media business during the three months period ended March 31, 2008.

Net cash provided by investing activities was approximately $4.25 million in fiscal year 2007, an increase of $4.44 million from the $0.19 million net cash used in investing activities in fiscal year 2006. Such increase of net cash provided by investing activities was primarily attributable to cash acquired as a result of the reverse acquisition in May 2007.

Financing Activities

Net cash provided by financing activities for the three-month period ended March 31, 2008 was $0, while in the same period of 2007 we had approximately $0.26 million net cash used in financing activities . Such change was attributable to the fact that we did not have any financing activities during the three months ended March 31, 2008.

Net cash provided by financing activities in fiscal year 2007 totaled approximately $1.05 million as compared to approximately $0.13 million provided by financing activities in fiscal year 2006. The increase of the cash provided by financing activities was mainly attributable to approximately $3.2 million proceeds we received from the private placement transaction in May 2007.

As of March 31, 2008, there were no bank loans outstanding.

On May 14, 2007, we completed a private placement pursuant to which we issued and sold 1,777,778 shares of our common stock to some institutional investors. As a result of this private placement we raised $3.2 million in gross proceeds, which left us with $1.8 million in net proceeds after the deduction of offering expenses in the amount of $1.4 million.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities in the first half of 2007, should be adequate to sustain our operations at our current levels through at least the next twelve months.  However, depending on our future needs and changes and trends in the capital markets affecting our shares and the Company, we may determine to seek additional equity or debt financing in the private or public markets.

Obligations Under Material Contracts

We have entered into a lease agreement with a Chinese individual, Zhao Li, for our rental of space at 07 Floor E-Wing Center, No. 113 Zhichunlu, Haidian District, Beijing, China. Under this lease, we have the right to use 513 square meters of office space in the E-Wing Center. We pay a total monthly rental of RMB 62,000 under this lease agreement (approximately $8,000). This lease expires on December 1, 2008. On June 2, 2007, we entered into a real property purchase agreement with Zhao Li, pursuant to which Mr. Zhao agreed to sell the facility to us for a purchase price of RMB 9,747,000 (approximately $1,300,250). We have paid $1,043,018 to Mr. Zhao as of March 31, 2008.

Inflation

Our results of operations have not been affected by inflation and management does not expect that inflation risk would cause material impact on its operations in the future.

Seasonality

Our results of operations are not materially affected by seasonality and we do not expect seasonality to cause any material impact on our operations in the future.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Principles of Consolidation—The consolidated financial statements include the accounts of the Company, it's wholly owned subsidiaries Intra-Asia Entertainment (Asia Pacific) Limited, Intra-Asia Entertainment (China) Limited and Cabowise International Ltd., its indirectly wholly owned subsidiary Oriental Intra-Asia Entertainment (China) Limited, Beijing PKU Chinafront High Technology Co., Ltd. (“PKU”), Beijing Tian Hao Ding Xing Technology Co., Ltd.(“Beijing Tian Hao”) , Beijing Zhangcheng Science and Technology Co., Ltd. (“Beijing Zhangcheng”) and Xingjing Zhangcheng Science and Technology Co., Ltd. (“Xingjiang Zhangcheng”). All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include accrued warranty costs, as well as revenue and costs recorded under the percentage-of-completion method. Actual results could differ from those estimates.

Cash Equivalents—The Company classifies all highly liquid investments purchased with a maturity of three months or less as cash equivalents.

Accounts Receivable—Accounts receivable are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets, usually five years.

Revenue Recognition—Substantially all of the Company’s revenues are on contracts recognized using the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as supplies and travels. General and administrative costs are charged to expense as incurred. Losses on contracts are recorded in full as they are identified.

Share-Based Payments—The Company adopted Statement of Financial Accounting Standards No 123(R), “Share-Based Payments” (“SFAS No. 123R”) effective January 1, 2006. SFAS No. 123R amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No.123R generally requires such transactions be accounted for using a fair-value-based method. The Company has never issued any stock options to any employees.

Income Taxes—Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established against deferred tax assets if it is more likely than not that all, or some portion, of such assets will not be realized.

Effective January 1, 2007, we adopted Financial Accounting Standard Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts.

Impairment of Long-Lived Assets—The Company adopts SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

The assumptions used by management in determining the future cash flows are critical. In the event these expected cash flows are not realized, future impairment losses may be recorded. Management has determined that no impairments of long-lived assets currently exist.

Issuance of Shares by Subsidiaries—Sales of stock by a subsidiary is accounted for in accordance with Staff Accounting Bulletin Topic 5H, “Accounting for Sales of Stock by a Subsidiary.” The Company has adopted the capital transaction method to account for subsidiary stock sales. Accordingly, increases and decreases in the Company’s share of its subsidiary’s net equity resulting from subsidiary stock transactions are recorded on the Consolidated Balance Sheets and Consolidated Statements of Stockholders’ Equity as increases or decreases to Additional paid-in capital.

Concentrations of Credit Risk—Financial instruments that subject the Company to credit risk consist primarily of accounts receivable, which are concentrated in a small number of customers in the Chinese governments. The Company performs ongoing credit evaluations of its customers. To date, there has been no bad debt incurred.

Statement of Cash Flows—In accordance with SFAS No. 95, "Statement of Cash Flows", cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Translation Adjustment—The Renminbi ("RMB"), the national currency of the PRC, is the primary currency of the economic environment in which the operations of PKU are conducted. The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes.

The Company translates PKU's assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of income is translated at average rates during the reporting period. Adjustments resulting from the translation of PKU's financial statements from RMB into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive gain - translation adjustments. Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting period.

As of March 31, 2008 and December 31, 2007, the exchange rates between RMB(¥) and the USD was RMB¥1 = USD$0.1428 and RMB¥1 = USD$0.1371, respectively. The weighted-average rate of exchange between RMB and USD was RMB¥11 = USD$0.13977 and RMB¥11 = USD$0.12557, respectively. Total translation adjustment recognized as of March 31, 2008 and December 31, 2007 is $1,723,196 and $887,184, respectively.

Comprehensive Income—Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of stockholders’ equity.

Fair Value of Financial Instruments— The carrying amounts of cash and cash equivalents, accounts receivable, deposits and accounts payable approximate their fair value because of the short maturity of those instruments.

New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, FASB issued Staff Position 157-2, Effective Date of FASB Statement No. 157, (FSP 157-2) which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.

In June 2007, the FASB ratified Emerging Issue Task Force (“EITF”) Issue No. EITF 06-11 Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007.

In June 2007, the FASB issued EITF Issue No. 07-03, Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-03”). EITF 07-03 provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-03 is effective for fiscal years beginning after December 15, 2007.

In December 2007, the FASB issued SFAS 141R, “Business Combinations - Revised 2007,” which replaces FASB Statement No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements intending to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. This is accomplished through requiring the acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. This includes contractual contingencies only if it is more likely than not that they meet the definition of an asset of a liability in FASB Concepts Statement No. 6, “Elements of Financial Statements - a replacement of FASB Concepts Statement No. 3.” This statement also requires the acquirer to recognized goodwill as of the acquisition date, measured as a residual. However, this statement improves the way in which an acquirer’s obligations to make payments conditioned on the outcome of future events are recognized and measured, which in turn improves the measure of goodwill. This statement also defines a bargain purchases as a business combination in which the total acquisition-date fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. This therefore improves the representational faithfulness and completeness of the information provided about both the acquirer’s earnings during the period in which it makes a bargain purchase and the measures of the assets acquired in the bargain purchase.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Stateme0147nts - an amendment of ARB No. 51,” which establishes accounting and reporting standards to improve the relevance, comparability, and transparency of financial information in its consolidated financial statements. This is accomplished by requiring all entities, except not-for-profit organizations, that prepare consolidated financial statements to (a) clearly identify, label, and present ownership interests in subsidiaries held by parties other than the parent in the consolidated statement of financial position within equity, but separate from the parent’s equity, (b) clearly identify and present both the parent’s and the noncontrolling interest’s attributable consolidated net income on the face of the consolidated statement of income, (c) consistently account for changes in parent’s ownership interest while the parent retains it controlling financial interest in subsidiary and for all transactions that are economically similar to be accounted for similarly, (d) measure of any gain, loss or retained noncontrolling equity at fair value after a subsidiary is deconsolidated, and (e) provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods on or after December 15, 2008. The Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company believes that the adoption of SFAS No. 161 will not have a material impact on its consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

CORPORATE STRUCTURE AND HISTORY

The following chart reflects our organizational structure as of the date of this prospectus:

Our Background and History

We were originally incorporated in Nevada on August 3, 1998 under the name R & R Ranching, Inc. to breed bison. In about March 2003, R & R Ranching Inc. sold its bison to Blue Sky Bison Ranch, Ltd.

On March 31, 2003, we entered into the GloTech Delaware Acquisition Agreement with GloTech Delaware. GloTech Delaware was incorporated on July 18, 2002 and its business was the designing and marketing of safety products using electroluminescent technology developed in cooperation with the University of Florida. Under the GlowTech Delaware Acquisition Agreement, GloTech Delaware became our wholly-owned subsidiary and we changed our name to GloTech Industries, Inc.

In about June 2004, we sold all of our business relating to the designing and marketing of safety products using electroluminescent technology to Marmaduke Capital Group, LLC, an entity related to an officer of the Company at the time of such sale.

On December 10, 2003, we executed the Intra-Asia Agreement with Intra-Asia Delaware, whereby Intra-Asia Delaware became our wholly-owned subsidiary and we amended our articles of incorporation to rename the Company “Intra-Asia Entertainment Corporation.” At the time of the acquisition, Intra-Asia Delaware held an 85% equity interest in Fuhua, a Chinese joint venture organized in 1991 that held an equity interest in the Weifang Fuhua Amusement Park.

On January 31, 2006, Intra-Asia Delaware entered into the Beijing Purchase Agreement with Beijing Maidashi, a Chinese corporation, pursuant to which it sold all of its shares of Fuhua. Under the Beijing Purchase Agreement, Beijing Maidashi took over all of Intra-Asia Delaware’s rights and liabilities in Fuhua. Thereafter in the first half of 2006, Intra-Asia Delaware completed the sale of its eighty-five percent (85%) interest in Fuhua by entering into a supplementary agreement with Beijing Maidashi.

Following the closing of the Beijing Purchase Agreement, we did not engage in active business operations until we acquired PKU on May 14, 2007 when we completed a reverse acquisition transaction with Cabowise, a BVI company. On August 20, 2007, we amended our articles of incorporation and changed our name to China TransInfo Technology Corp. to more accurately reflect our current business operations.

Acquisition of Cabowise and Related Financing

Cabowise does not have any subsidiaries nor is it engaged in any business operations. Cabowise’s sole asset was its option to purchase an eighty-five percent (85%) interest in PKU. On May 14, 2007, we entered into the Share Exchange Agreement with Cabowise, the shareholders of Cabowise and our two former largest shareholders, Weicheng International Inc. and Foster Growth Ltd. Pursuant to the Share Exchange Agreement, we agreed, among other things, to issue to the shareholders of Cabowise approximately 54.61% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement in exchange for all of the issued and outstanding capital stock of Cabowise. In addition, Cabowise agreed to assign its option to purchase the eighty-five percent (85%) equity interest in PKU to our indirect Chinese subsidiary Oriental Intra-Asia.

On May 14, 2007, Cabowise, PKU and Oriental Intra-Asia entered into an assignment and assumption agreement whereby Cabowise assigned the PKU Option to Oriental Intra-Asia. On the same day, Oriental Intra-Asia exercised the PKU Option, and Oriental Intra-Asia became the owner of an eighty-five percent (85%) equity interest in PKU. Oriental Intra-Asia is not engaged in any business operations except for its majority ownership of PKU.

PKU was established with the approval of Haidian Branch of Beijing Municipal Administration of Industry and Commerce on October 30, 2000. PKU’s main business is software and other technology development, consulting, software and technology licensing, and systems integration.

On May 14, 2007, we completed the reverse acquisition transaction with Cabowise whereby we issued to the shareholders of Cabowise 10,841,492 shares of our common stock in exchange for all of the issued and outstanding capital stock of Cabowise. Cabowise thereby became our wholly-owned subsidiary and the former shareholders of Cabowise became our controlling stockholders. On November 9, 2007, PKU completed the legal registration procedure of increasing registered capital by Oriental Intra-Asia and obtained the approval of the Beijing Administration of Industry and Commerce. A new business license was issued to PKU at the same time. Currently Oriental Intra-Asia has 95% ownership of PKU.

Upon the closing of the reverse acquisition, one of our directors, James Reskin, submitted his resignation letter pursuant to which he resigned from his position as director effective immediately, and Stanley Wu, Leliang Zhang and Xingming Zhang resigned as our officers effective immediately, and Stanley Wu and Leliang Zhang resigned as our directors on May 27, 2007. Mr. Shudong Xia was appointed as our director upon the resignation of James Reskin. Danxia Huang was appointed as our director on May 27, 2007. In addition, our executive officers were replaced by the PKU executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Cabowise as the acquiror and China TransInfo Technology Corp. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of PKU on a consolidated basis unless the context suggests otherwise or as otherwise indicated.

Contemporaneous with the reverse acquisition of Cabowise, we also completed a private placement pursuant to which we issued and sold 1,777,778 shares of our common stock to certain accredited investors. In connection with this private placement, we paid the placement agent, Antaeus Capital, Inc., or Antaeus, a placement agency fee of $800,000 and we issued to Antaeus a seven-year warrant to purchase 277,778 shares of our common stock at an exercise price of $1.80. We also issued 13,889 shares of our common stock (approximately $25,000) to Thelen Reid Brown Raysman & Steiner LLP for their legal services in connection with the share exchange and private placement transaction. As a result of this private placement, we raised approximately $3.2 million in gross proceeds, which left us with approximately $1.8 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.4 million. In connection with out private placement, our two former largest shareholders, Weicheng International Inc. and Foster Growth Ltd. sold to the same investors a total of 3,777,778 shares of our common stock owned by them for a total consideration of $6.8 million. We did not receive the proceeds from the sale of these shares of common stock by Weicheng International Inc. and Foster Growth Ltd. We are under contractual obligation to register the shares of our common stock sold to the investors in this private placement as well as shares of common stock issued and issuable upon exercise of the warrant we issued to the placement agent in connection with this private placement within a pre-defined period.

As a condition precedent to the consummation of the Share Exchange Agreement, Weicheng International Inc. and Foster Growth Ltd. entered into a cancellation agreement with us, whereby Weicheng International Inc. agreed to the cancellation of 2,043,783 shares of our common stock owned by Weicheng International Inc.

In connection with the private placement, on May 14, 2007, our stockholders Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd., placed a total of 3,888,890 shares of our common stock held by them into an escrow account to secure the Make Good obligations described below on behalf of the investors in the private placement, pursuant to the Make Good Agreement, entered into among us, Karmen Investment Holdings Ltd., Leguna Verde Investments Ltd., Securities Transfer Corporation, the escrow agent, and the investors. Under the Make Good Agreement, Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd., agreed that: (i) in the event that our consolidated financial statements reflect less than $4,000,000 of after-tax income for the fiscal year ending December 31, 2007, they will transfer to the investors, on a pro rata basis, for no additional consideration, 1,944,445 shares of our common stock owned by them; and (ii) in the event that our consolidated financial statements reflect less than $8,000,000 of after-tax net income or fully diluted earnings per share of $0.3675 (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) for the fiscal year ending December 31, 2008, they will transfer to the investors, on a pro rata basis, for no additional consideration, 1,944,445 shares of our common stock owned by them.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors:

Name	Age	Position

Shudong Xia	35	Chief Executive Officer, President, Secretary and Chairman

Zhibin Lai	34	Vice President

Zhiping Zhang	38	Vice President of Research and Development

Danxia Huang	34	Vice President of Finance, Treasurer, Director

Zhihai Mao	32	Chief Financial Officer

Jay Trian	68	Director

Zhongsu Chen	45	Director

Dan Liu	66	Director

SHUDONG XIA. Mr. Xia has been our Chief Executive Officer, President, Secretary and Chairman since May 14, 2007. Mr. Xia founded our subsidiary, PKU, in 2000. From 2002, Mr. Xia, while with PKU, was involved with the “GIS-based digital city-services system study and demonstration”, one of the key projects of China 863-Plan. Prior to his involvement with PKU, Mr. Xia, from 1998 was involved in several research projects at Peking University, specifically: he was a key team member of the “Study on the key technology of information release via the super media network”, a key technology study project of the “China 9th 5-year Plan” and was instrumental in the compilation of “How to Digitize a City” and “Digital City-Theory, Method and Application”. In 2003, Mr. Xia received his PhD Remote Sensing and GIS Institute of Peking University in Cartology and Geographic Information Systems from the Remote Sensing and GIS Institute of Peking University and serves on several government advisory committees for the development of GIS services for urban planning.

ZHIBIN LAI. Mr. Lai has been our Vice President since May 14, 2007. Mr. Lai is in charge of GIS application service for the Transportation sector. From 2000, Mr. Lai was Vice President of our subsidiary PKU, where he was in charge of the GIS application service for the transportation sector. Mr. Lai has extensive experiences in system planning, analysis and project management and is involved in a variety of comprehensive software development projects at PKU. From 1988, Mr. Lai was head of the Software Department of Fangda Centry Group (Beijing) where he was in charge of the GIS Study Center in City and Environment Department at Peking University. From 1996, Mr. Lai was head of the China team’s software department at GEOBasic, a Japan-based GIS company. Mr. Lai received his PhD at the Remote Sensing and GIS Institute at Peking University.

ZHIPPING ZHANG. Mr. Zhang has been our Vice President of Research and Development since May 14, 2007. Mr. Zhang is in charge of the R&D and GIS application service in Land & Resources Sector. From 2001, Mr. Zhang was Vice President of our subsidiary PKU, where he was in charge of the R&D and GIS application service in Land & Resources Sector. From July 1995, Mr. Zhang was a teacher of Remote Sensing and Geography Information Institute at Peking University. From August 1997 Mr. Zhang was the lead expert and head of software department in Basic Engineering for GeoBasic, a Japanese GIS company. From 1995, Mr. Zhang led the development of the first Geo-info system software-Citystar, which was awarded the “Excellence Product Awards” in the first “Domestic GIS Software Assessment”. During his tenure at GeoBasic, Mr. Zhang led the development of the first GIS platform software-GeoBasic in Japan, which has won a 20% market share in the Japanese market. Mr. Zhang has a Masters of Remote Sensing and Geography Information Institute from Peking University.

DANXIA HUANG. Ms. Huang has been our Vice President of Finance and Treasurer since May 14, 2007 and became our Director on May 27, 2007. Ms. Huang is in charge of Strategic Development, Business Administration Management and Finance. From November 2006, Ms. Huang was Vice President of our subsidiary PKU, where she was in charge of Strategic Development, Business Administration Management and Finance. From April 2005, Ms. Huang was the Vice President of First City Investment Inc. of Hong Kong. From April 2001, Ms Huang worked at Beijing Business Travel Holiday Net-Tech Co., Ltd., an internet company, as Chief Executive Officer. Ms. Huang has a Master’s in Business Administration in Finance from Murdoch University of Australia.

ZHIHAI MAO. Mr. Mao has been our Chief Financial Officer since January 1, 2008. From August 2006 to December 2007, Mr. Mao was a senior auditor of Deloitte & Touche Tohmatsu CPA, Ltd.’s Beijing office. Prior to that, Mr. Mao was a senior auditor of Deloitte & Touche LLP, USA, from October 2004 through July 2006. From July 2003 to October 2004, Mr. Mao was a senior tax consultant of Deloittee Tax LLP USA. Mr. Mao also was previously employed as a budget analyst of University of North Carolina at Chapel Hill, Program for International Training in Health, from December 2002 through May 2003. Mr. Mao is a U.S. Certified Public Accountant with extensive experience of corporate financial reporting and disclosure. Mr. Mao holds a Mater’s degree in accounting from University of North Carolina at Chapel Hill.

JAY TRIEN. Since April 1989, Mr. Trien has been a senior partner at Trien Rosenberg Weinberg Ciullo & Fazzari LLP., a certified public accounting and business consulting firm with offices in Morristown, New Jersey and New York City. He oversees the firm’s financial and accounting service groups and also directs its M&A and capital finance departments. Mr. Trien has published several articles on accounting issues in American Venture Magazine, Capital Growth’s Guide to Entrepreneurial Venture Financing, NJBIZ and the Journal of the Family Firm Institute. Mr. Trien is the president of the Venture Association of New Jersey as well as the New Media Association of New Jersey and is a member of the American Institute of Certified Public Accountants, New Jersey Bar Association, New Jersey Society of Certified Public Accountants, New York State Society of Certified Public Accountants, the National Litigation Support Services Association and the Alliance of Merger & Acquisition Advisors. Mr. Trien is a Certified Public Accountant, holds a Bachelor’s of Science in Economics from The Wharton School of the University of Pennsylvania and a Juris Doctor degree from Rutgers Law School.

ZHONGSU CHEN. Dr. Chen has more than 20 years of experience in information technology, including nine years in Wall Street firms such as DLJ, Standard & Poor’s, New York Life and Ambac Financial Group. Since May 2005, Dr. Chen has been the managing director of Time Innovation Ventures, a venture capital company. He also serves on the board of directors for Beijing Ahelios Consulting, an IT consulting company and Beijing Xiakexing Network Technologies, a Chinese company producing animation products. From 2001 to 2005, Dr. Chen worked as the deputy chief technology officer at the Shanghai Stock Exchange. From 2003 to 2004, he led China’s National Financial Standardization Securities Trading Protocol Working Group, which defined China’s Securities Trading Exchange Protocol technology standard, and served as an advisor for the Shenzhen Stock Exchange Technology Development Strategy Committee. In 2006, Dr. Chen was appointed by the Chinese government as a member of the Working Group for the Foundation of China’s Futures Exchange. Dr. Chen holds a Bachelor’s degree in mathematics/computer science from Pace University, a Master’s degree in mathematical sciences from The Johns Hopkins University and a PhD degree in computer science/operations research from Stevens Institute of Technology.

DAN LIU. Mr. Liu has over 40 years of experience in the electronics and information sectors. Mr. Liu held several management positions at China Electronics Import and Export Corporation for more than ten years and was vice president of China Electronics Corporation from 1990 to 1991. From 1991 to 1997, Mr. Liu was chairman of the board of Intel (China), a semiconductor manufacturer. Mr. Liu was also senior advisor to Motorola (China), a provider of mobile devices and broad band communication and enterprise mobility solutions, from 1994 to 1998. From 1991 to 2000, Mr. Liu was the president of China Tongda Networking Corporation, a communication system integration company. From 2001 to 2002, Mr. Liu was the Vice General Manager of China Electronics Corporation. Mr. Liu is currently a councillor at Chinese Association of Electronics, China Software Industry Association, China News Technology Association, and China Public Relations Association. Mr. Liu holds a Bachelor’s degree in Communication Engineering from Harbin Engineering University.

There are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Board Composition and Committees

Our Board of Directors is currently composed of five members: Mr. Shudong Xia, Ms. Danxia Huang, Mr. Jay Trien, Mr. Zhongsu Chen and Mr. Dan Liu. Among our directors, Messrs. Trien, Chen and Liu are independent directors.

We have established an audit committee, a compensation committee and a corporate governance and nominating committee, each of which consists entirely of independent directors.

Audit Committee

Our audit committee consists of Messrs. Trien, Chen and Liu, each of whom is “independent” as that term is defined under Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc., or Marketplace Rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. Mr. Trien serves as our audit committee financial expert as that term is defined by the applicable SEC rules. The audit committee is responsible for, among other things:

•	selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•	reviewing with our independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

•	discussing the annual audited financial statements with management and our independent auditors;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our Board from time to time;

•	meeting separately and periodically with management and our internal and independent auditors; and

•	reporting regularly to the full board of directors.

Compensation Committee

Our compensation committee consists of Messrs. Trien, Chen and Liu, each of whom is “independent” as that term is defined under the Marketplace Rules. Our compensation committee assists the board in reviewing and approving the compensation structure of our executive officers, including all forms of compensation to be provided to our executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is permitted to delegate its authority in accordance with Nevada law unless prohibited by the Company’s by-laws or the Compensation Committee charter. The Compensation Committee is responsible for, among other things:

•	approving and overseeing the compensation package for our executive officers;

•
reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation;

•
reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

•	reviewing and making recommendations to the Board regarding succession plans for the chief executive officer and other senior officers.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee consists of Messrs.  Trien, Chen and Liu, each of whom is “independent” as that term is defined under the Nasdaq listing standards.  The corporate governance and nominating committee assists the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees.  The corporate governance and nominating committee is responsible for, among other things:

•	identifying and recommending to the Board nominees for election or re-election to the board, or for appointment to fill any vacancy;

•	reviewing annually with the board the current composition of the board in light of the characteristics of independence, age, skills, experience and availability of service to us;

•	identifying and recommending to the board the directors to serve as members of the board’s committees; and

•	monitoring compliance with our Corporate Governance Guidelines.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

On April 30, 2007, our board of directors adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of the code of ethics has been filed as Exhibit 14 to our current report on Form 8-K filed on May 14, 2007. We are in the process of making our code of ethics available on our website, which is located at www.techfront.com.cn. Once it is available on our website, any amendments or waivers to the code of ethics will be posted on our website within four business days of such amendment or waiver. Until such time, however, any amendments or waivers to our code of ethics will be filed with the SEC in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2006 and 2007

The following table sets forth information concerning all compensation awarded to, earned by or paid to each person serving as a principal executive officer for services rendered in all capacities during fiscal years 2006 and 2007. No other executive officers received compensation in excess of $100,000 in either fiscal year.

		Annual Compensation
Name And Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)

Stanley Wu,	2006	-	-	-	-
Former CEO and President	2007	-	-	-	-

Shudong Xia	2006	13,562	-	1,590	15,152
President, CEO and Secretary(1)	2007	14,110	-	1,750	15,860

* Calculated on the basis that $1 = RMB 7.7.
(1) Stanley Wu resigned from all offices he held with our company on May 14, 2007. Mr. Wu did not receive any compensation for his services because we were not operating at that time.
(2) On May 14, 2007, we acquired Cabowise in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Xia became our Chief Executive Officer. Prior to the effective date of the reverse acquisition, Mr. Xia served as the Chairman and CEO of PKU. The annual compensation shown in this table includes the amount Mr. Xia received from PKU prior to the consummation of our reverse acquisition of Cabowise on May 14, 2007 in addition to the compensation Mr. Xia received for his services for the reminder of 2007.

Employment Agreements

Our subsidiary PKU has employment agreements with the following executive officers:

Shudong Xia, our CEO, Secretary and President’s employment agreement became effective as of January 1, 2006 and expired on December 31, 2007. On the same date, Mr. Xia's employment agreement was renewed for a two-year term ending December 31, 2009. Mr. Xia is receiving RMB 9,000 per month (approximately $1,168) under the agreement. We expect that this agreement will be automatically renewed by the parties upon its expiration.

Zhiping Zhang, our Vice President of Research and Development’s labor contract became effective as of January 1, 2006 and expired on December 31, 2007. On the same date, Mr. Zhang's employment agreement was renewed for a two-year term ending December 31, 2009. Mr. Zhang is receiving RMB 9,000 per month (approximately $1,168) under the agreement. We expect that this agreement will be automatically renewed by the parties upon its expiration.

Zhibin Lai, our Vice President’s labor contract became effective as of January 1, 2006 and expired on December 31, 2007. On the same date, Mr. Lai's employment agreement was renewed for a two-year term ending December 31, 2009. Mr. Lai is receiving RMB 10,000 per month (approximately $1,299) under the agreement. We expect that this agreement will be automatically renewed by the parties upon its expiration.

Danxia Huang, our Treasurer and Vice President of Finance’s labor contract became effective January 1, 2006 and expired on December 31, 2007. On the same date, Ms. Huang's employment agreement was renewed for a two-year term ending December 31, 2009. Ms. Huang is receiving RMB 10,000 per month (approximately $1,299) under the agreement. We expect that this agreement will be automatically renewed by the parties upon its expiration.

On November 27, 2007, we entered into an employment agreement, which became effective on January 1, 2008, with our CFO, Mr. Zhihai Mao. The employment agreement provides, among other things, that Mr. Mao’s annual base salary will be 750,000 Renminbi (approximately $100,000). In addition, on January 7, 2008, we entered into a stock option agreement with Mr. Mao pursuant to which we granted to Mr. Mao a ten-year option to acquire 200,000 shares of our common stock at an exercise price of $6.70 per share. The option vests in equal installments on a quarterly basis over a three-year period beginning on January 7, 2008. The option will expire on January 7, 2018.

On May 1, 2008, the Company entered into separate Independent Director’s Contracts and Indemnification Agreements with each of the Independent Directors pursuant to which the Company agreed to pay Mr. Trien an annual fee of $30,000, Dr. Chen an annual fee of RMB 96,000 (approximately $13,714) and Mr. Liu an annual fee of $20,000. The Company also agreed to grant a stock option to each of Mr. Trien and Dr. Chen for the purchase of 30,000 shares of common stock of the Company at an exercise price equal to the closing price as reported on the OTC Bulletin Board on the grant date of the option. For additional information regarding the appointment of our independent directors, please see our current report on Form 8-K filed on May 6, 2008 and the exhibits attached thereto.

Director Compensation

Historically, we have not compensated our directors for their services as directors and we did not compensate our directors during 2006 or 2007.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives, during the fiscal year ended December 31, 2007.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2007 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•
On May 14, 2007, we consummated the transactions contemplated by a share exchange agreement among us and the owners of the issued and outstanding capital stock of Cabowise, including Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd. Pursuant to the share exchange agreement, we acquired 100 percentage of the outstanding capital stock of Cabowise in exchange for 81,311,179 shares of our common stock. As a result of this transaction, Cabowise became our wholly-owned subsidiary and Leguna Verde Investments, Ltd. and Karmen Investment Holdings, Ltd became the beneficial owners of approximately 55.3% of our outstanding capital stock, in the aggregate.

•
On August 6, 2005, our indirectly owned operating subsidiary, PKU, entered into the Cooperation Agreement with its 15% shareholder, Peking University, Earth and Space College, pursuant to which PKU obtained the access to the university’s GeoSIS Research Lab, which houses over thirty PhDs and researchers to support PKU’s research and development initiatives. Under the Cooperation Agreement, we pay for all R&D expenses of the GeoSIS Laboratory. The Cooperation Agreement has a three-year term that is automatically renewed for an additional three year unless either party provides the other with notice of termination three months prior to the end of the term.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

The Board of Directors is currently composed of five members, Mr. Shudong Xia, Ms. Danxia Huang, Mr. Jay Trien, Mr. Zhongsu Chen and Mr. Dan Liu. Each of Messrs. Jay Trien, Zhongsu Chen and Dan Liu serve on our Board of Directors as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc.

CHANGE IN ACCOUNTANTS

Effective August 2, 2006, we dismissed BDO Shanghai Zhonghua, or BDO, as our independent registered public accounting firm. BDO’s report on our financial statements for each of the years ended December 31, 2005 and December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports modified as to uncertainty, audit scope or accounting principles. Our Board of Directors approved the dismissal by written consent dated as of August 2, 2006.

In connection with the audit for the year ended December 31, 2005 and for the year ended December 31, 2004, and the subsequent interim period through the date of dismissal, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused it to make references to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years. Additionally, during that time period, there were no reportable events, as defined by Item 304 (a)(1)(v) of Regulation S-K.

On August 2, 2006, our Board of Directors approved the engagement of Simon & Edward, LLP as our independent registered public accounting firm.

During the two most recent fiscal years and the interim period preceding the appointment of Simon & Edward, LLP, we have not consulted Simon & Edward regarding either (i) the application of the accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Simon & Edward concluded was an important factor that we considered in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event, as defined by Item 304(a)(1)(v) of Regulation S-K.

We furnished a copy of this disclosure to BDO and requested that BDO to furnish us with a letter addressed to the SEC stating whether BDO agrees with our statements herein in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which BDO did not agree. A copy of the letter from BDO, dated August 2, 2006, was filed by us as Exhibit 16.1 to our current report on Form 8-K, filed on August 8, 2006.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 5,840,166 shares of our common stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of July 3, 2008 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 19,601,107 shares of common stock outstanding as of July 3, 2008.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnotes to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” below.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name and Address	Shares Beneficially Owned Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering (2)

The Pinnacle China Fund, LP (3) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	2,722,222	2,722,222	0	*

The Pinnacle Fund, LP (4) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	1,111,111	1,111,111	0	*

Westpark Capital, LP(5) 4965 Preston park Blvd. Suite 220 Plano, TX 75093	496,500	496,500	0	*

Southwell Partners, L.P. (6) 1901 North Akard St. Dallas, TX 75201	500,000	500,000	0	*

Atlas Allocation Fund, LP(7) 100 Crescent Court #880 Dallas, TX 75201	277,778	277,778	0	*

Sandor Capital Master Fund, LP(8) 2828 Routh St. Suite 500 Dallas, TX 75201	277,778	277,778	0	*

BTG Investments, LLC(9) 24 Corporate Plaza Newport Beach, CA 92660	111,111	111,111	0	*

Stanley Wu 184 South Trish Court Anaheim Hills, CA 92808	20,000	20,000	0	*

James Reskin 520 South Fourth Avenue, Suite 400 Louisville, KY 40202	20,000	20,000	0	*

Jeffrey Grossman New City, 87 Zukor Road New York 10956	7,231	7,231	0	*

James Miller 7725 Ridge Dr NE, Seattle, WA 98115	2,870	2,870	0	*

Maurice Esformes 4000 Towerside Terrace Apartment 1412 Miami Shores, FL 33138	1,898	1,898	0	*

Thelen Reid Brown Raysman & Steiner LLP(10) 701 8th Street, NW Washington DC, 20001	13,889	13,889	0	*

Antaeus Capital, Inc.(11) 1875 Century Park East, Suite 1460 Los Angeles, CA 90067	267,778	267,778	0	*

Warrant Strategies Fund, LLC(12) 350 Madison Ave, 11th Floor New York, NY 10017	10,000	10,000	0	*
TOTAL:	5,840,166	5,840,166

* Less than 1%.

(1)	Assumes that all securities offered are sold.

(2)
As of July 3, 2008, a total of 19,601,107 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)
Mr. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by The Pinnacle China Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(4)
Mr. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by The Pinnacle Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(5)	Patrick Brosnahan, general partner of the Westpark Capital, has voting and/or investment control over the shares owned by Westpark Capital.

(6)
Southwell Management,L.P. is the general partner of Southwell Partners, L.P. Wilson Jaeggli is the managing director of Southwell Partners, L.P. and has voting and/or investment control over the shares owned by Southwell Partners, L.P..

(7)
The general partner of Atlas Allocation Fund, LP. is Atlas Capital Management, L.P. The general partner of Atlas Capital Management, L.P. is RHA, Inc., of which Robert H. Alpert is the President. In such capacity, Mr. Alpert exercises voting and investment control over the shares held for the account of Atlas Allocation Fund, LP.

(8)	John S. Lemak, is the general partner of Sandor Capital Master Fund, L.P. and as such has sole voting and investment power over the shares held by Sandor Capital Master Fund, L.P.

(9)
Byron Roth and Gordon Roth exercise voting and dispositive power over the shares beneficially owned by BTG Investments, LLC. BTG Investments, LLC is an affiliate of Roth Capital Partners, LLC, a registered broker-dealer.

(10)
Thelen Reid Brown Raysman & Steiner LLP is a limited liability partnership. The Office of the Chair, consisting of Messrs. Stephen O’Neal, Julian Millstein and Thomas Hill, has voting and dispositive power over the shares held by the firm.

(11)
Represents shares of common stock underlying seven year warrants to purchase common stock held by Antaeus Capital, Inc., or Antaeus. Cesar Moya exercises voting and dispositive power over the shares beneficially owned by Antaeus. Antaeus is a registered broker-dealer.

(12)
Represents shares of common stock underlying seven year warrants to purchase common stock held by Warrant Strategies Fund, LLC. J. Mitchell Hull exercises voting and dispositive power over the shares beneficially owned by Warrant Strategies Fund, LLC.

We will not receive any proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of July 3, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China TransInfo Technology Corp., 07 Floor E-Wing Center, No. 113 Zhichunlu, Haidian District, Beijing, China 100086.

Name & Address of Beneficial Owner	Office, if Any	Title of Class	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Shudong Xia	Chief Executive Officer, President, Secretary and Chairman	Common Stock $0.001 par value	9,566,532(3)	48.8%
Zhibin Lai	Vice President	Common Stock $0.001 par value	0	*
Zhiping Zhang	Vice President of Research and Development	Common Stock $0.001 par value	0	*
Danxia Huang	Vice President of Finance, Treasurer, Director	Common Stock $0.001 par value	0	*
Zhihai Mao	Chief Financial Officer	Common Stock $0.001 par value	33,333	*
Jay Trien	Director	Common Stock $0.001 par value	4,792	*
Zhongsu Chen	Director	Common Stock $0.001 par value	2,500	*
Dan Liu	Director	Common Stock $0.001 par value	0	*
All officers and directors as a group (8 persons named above)		Common Stock $0.001 par value	9,607,157(3)	48.9%
5% Securities Holder
Leguna Verde Investments, Ltd. P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	1,274,960(4)	6.5%
Karmen Investment Holdings, Ltd P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	9,566,532(3)	48.8%
The Pinnacle Fund, L.P. 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093		Common Stock $0.001 par value	1,111,111(5)	5.7%
The Pinnacle China Fund, L.P. 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093		Common Stock $0.001 par value	2,722,222(6)	13.9%
Barry M. Kitt c/o Pinnacle Fund, L.P. 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093		Common Stock $0.001 par value	3,833,333(5)(6)	19.6%
Total Shares Owned by Persons Named above:		Common Stock $0.001 par value	14,715,450	74.9%

* Less than 1%.

1Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares.

2A total of 19,601,107 shares of our common stock as of July 3, 2008 are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

3Includes 9,566,532 shares of our common stock owned by Karmen Investment Holdings Ltd., which is wholly-owned by East Action Investment Holdings Ltd. of which Shudong Xia is a 68% shareholder. Mr. Xia may be deemed to be a beneficial owner of the shares held by Karmen Investment Holdings Ltd.

4Chuang Yang is the owner of Leguna Verde Investments, Ltd. and exercises voting and investment power over the shares owned by Leguna Verde Investments, Ltd. Mr. Yang may be deemed to be a beneficial owner of the shares held by Leguna Verde Investments, Ltd.

5 Mr. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by The Pinnacle Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

6 Mr. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by The Pinnacle China Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

Changes in Control

There are currently no arrangements which may result in a change in control of the Company.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 150,000,000 shares of common stock. On August 20, 2007, we amended our articles of incorporation to effect a 1-for-7.5 reverse split of our outstanding common stock. As a result of the reverse split, the number of shares of our outstanding common stock was reduced from 147,008,332 shares to 19,601,107 shares.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiary, PKU, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are currently outstanding. Our charter currently authorize our board to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Company, Inc, located in 1981 E. Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. Their phone number is (801) 272-9294 and facsimile number is (801) 277-3147.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted under the symbol “CTFO.OB” on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc., but had not been traded in the Over-The- Counter market except on a limited and sporadic basis. The CUSIP number is 169453 10 7.

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices have been adjusted to give retroactive effect to the 1-for-7.5 reverse split of our common stock that occurred on August 20, 2007.

	Closing Prices (1)
	High	Low
Year Ended December 31, 2008
1st Quarter	$8.30	$6.10
2nd Quarter	$7.07	$5.55
3rd Quarter (through July 3, 2008)	$5.60	$5.25

Year Ended December 31, 2007
1st Quarter	$5.60	$1.05
2nd Quarter	$5.25	$3.36
3rd Quarter	$4.55	$2.80
4th Quarter	$8.50	$3.20

Year Ended December 31, 2006
1st Quarter	$2.10	$0.77
2nd Quarter	$1.75	$0.595
3rd Quarter	$1.05	$0.49
4th Quarter	$1.05	$0.315

_______________________

(1) The above table sets forth the range of high and low closing prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Approximate Number of Holders of Our Common Stock

On July 3, 2008, there were approximately 115 stockholders of record of our common stock. The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 3, 2008, 19,601,107 shares of our common stock were issued and outstanding.

Shares Covered by this Prospectus

All of the 5,840,166 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The SEC has recently adopted amendments to Rule 144 which will become effective on February 15, 2008 and will apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 196,011 shares immediately after this offering; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since our shares are quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	the least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our stockholders, who were stockholders of ours prior to the reverse acquisition of Cabowise that concluded on May 14, 2007, were able to sell the their shares of our common stock from and after May 15, 2008 (the one year anniversary of our reverse acquisition of Cabowise) without registration.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The broker-dealers or agents that participate in the sale of the common stock or interests therein and the selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $414,115. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C. In connection with the reverse acquisition of Cabowise and the private placement which were closed on May 14, 2007, Thelen Reid Brown Raysman & Steiner LLP received 13,889 shares of our common stock as partial consideration for services rendered to us.

EXPERTS

The financial statements of China TransInfo Technology Corp. included in this prospectus and in the registration statement have been audited by Simon & Edwards, LLP, independent registered public accounting firm, to the extent and for the periods sent forth in their respective reports appearing elsewhere herein and in the registration statement, and are included in reliance on such reports, given the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2008
(UNAUDITED)

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(Unaudited)

ASSETS

Cash and cash equivalents	$5,442,822	$6,842,238
Restricted cash	35,700	243,852
Accounts receivable	4,567,662	4,246,805
Cost and estimated earnings in excess of billings on uncompleted contracts	3,101,847	2,659,969
Prepayments	2,653,664	2,328,289
Other receivable	1,472,181	812,268
Deferred tax assets	328,119	250,668
Other current assets	2,768	226,061
Total current assets	17,604,763	17,610,150
Prepayment on investment	271,320	260,490
Property and equipment, net	6,273,718	3,574,722
	$24,149,801	$21,445,362

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$578,562	$446,143
Billings in excess of costs and estimated earnings on uncompleted contracts	115,214	258,265
Accrued expenses	414,496	389,432
Total current liabilities	1,108,272	1,093,840

Minority Interest	749,838	655,876

Stockholders' equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized , 19,601,107 shares issued and outstanding	19,601	19,601
Additional paid-in capital	10,947,850	10,905,114
Retained earnings	9,601,044	7,883,747
Accumulated other comprehensive gain - translation adjustments	1,723,196	887,184

Total stockholders' equity	22,291,691	19,695,646

Total liabilities and stockholders' equity	$24,149,801	$21,445,362

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Revenues	$4,641,249	$2,624,546

Cost of revenues	2,262,425	1,761,435

Gross profit	2,378,824	863,111

Expenses:
Selling, general, and administrative expenses (include (stock-based compensation of $42,736 and $0, respectively)	648,400	277,995

Income from operations	1,730,424	585,116

Other income (expense):
Interest income	15,228	1,007
Interest expense	-	(7,986)
Minority interest	(93,962)	(22,587)
Other income(expense) - net	-	78,335
Total other income (expense)	(78,734)	48,769

Net income before income taxes	1,651,690	633,885

Provision for income taxes	(65,607)	(51,445)

Net income	$1,717,297	$685,330

Weighted average shares of outstanding - basic	19,601,107	17,809,440
Weighted average shares of outstanding- diluted	19,853,523	17,809,440
Income (Loss) per share -
basic	$0.09	$0.04
diluted	$0.09	$0.04

Comprehensive income
Net income	$1,717,297	$685,330
Translation adjustments	836,012	63,903
Comprehensive income	$2,553,309	$749,233

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Gain	Equity

Balance, January 1, 2006	-	$-	$2,416,000	$475,776	$52,484	$2,944,260

Translation adjustments					162,286	162,286

Net income for the year				2,986,890		2,986,890

Balance, January 1, 2007	-	-	2,416,000	3,462,666	214,770	6,093,436

Conversion of convertible notes	12,769	13	26,802			26,815

Issuance of common shares for
warrant converted cashlessly	239,023	239	(239)			-

Issuance of common shares to former directors	40,000	40	(40)			-

Cancelled 2,043,783 shares of common stock	(2,043,784)	(2,044)	2,044			-

Recapitalization on reverse acquisition	19,561,432	19,561	6,295,707			6,315,268

Issuance of common shares	1,777,778	1,778	3,198,222			3,200,000

Issuance of common shares for services
in connection with reverse merger	13,889	14	(14)			-

Issuance of warrant for services
in connection with reverse merger			(1,104,166)			(1,104,166)

Paid Transaction Cost debit to APIC			(1,492,361)			(1,492,361)

Effect of subsidiary equity transactions			323,247			323,247

Warrants issued for services valued at $5.0 per share			200,105			200,105

Reclassification of warrant liability			1,039,807			1,039,807

Net income for the year				4,421,081		4,421,081

Translation adjustments					672,414	672,414

Balance, January 1, 2008	19,601,107	19,601	10,905,114	7,883,747	887,184	19,695,646

Stock-based compensation			42,736			42,736

Translation adjustments					836,012	836,012

Net income for the period (Unaudited)				1,717,297		1,717,297

Balance, March 31, 2008	19,601,107	$19,601	$10,947,850	$9,601,044	$1,723,196	$22,291,691

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$1,717,297	$685,330
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	21,368	14,183
Minority interest	93,962	(222)
Stock-based compensation	42,736
Changes in operating assets:
(Increase) decrease in restricted cash	213,658	-
Deferred income tax expense (benefit)	(65,607)	(51,445)
(Increase) Decrease in accounts receivable	(141,233)	(330,863)
(Increase) Decrease in prepayment	(223,726)	(458,544)
(Increase) Decrease in other receivable	(403,223)	(54,975)
(Increase) Decrease in cost and estimated earnings
in excess of billings on uncompleted contracts	(324,259)	(201,073)
(Increase) Decrease in other current assets	14,739	(19,715)
Increase (Decrease) in accounts payable	111,455	(2,602)
Increase (Decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(150,526)	(283,631)
Increase (Decrease) in accrued expenses	11,198	23,067
Net cash provided by (used in) operating activities	917,839	(680,490)

Cash flows from investing activities

Cash flows from investing activities:
(Increase) in loan to others	-	(54,700)
Decreae in other assets - deposits	-	(1,071)
Purchases of property and equipment	(2,517,627)	(227)
Net cash used in investing activities	(2,517,627)	(55,998)

Cash flows from financing activities:
Proceeds from (payments of) short-term borrowings	-	(258,020)
Net cash provided by financing activities	-	(258,020)

Effect of foreign currency exchange translation	200,372	9,620

Net increase (decrease) in cash	(1,399,416)	(984,888)

Cash - beginning	6,842,238	1,321,164
Cash - ending	$5,442,822	$336,276

Supplemental disclosures:
Interest paid	$-	$7,986
Income taxes paid	$-	$-

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

1.	GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business—China TransInfo Technology Corp. (the “Company”) was originally incorporated in Nevada on August 3, 1998, under the name R & R Ranching, Inc. to breed bison. In about March 2003, R & R Ranching Inc. sold its bison to Blue Sky Bison Ranch, Ltd.

The Company has experienced several corporate name changes: GloTech Industries, Inc. in March 2003, Intra-Asia Entertainment Corporation in December 2003, China TransInfo Technology Corp. in August 2007.

On May 14, 2007, the Company entered into a share exchange agreement with Cabowise International Ltd. (“Cabowise”), a British Virgin Islands company, the stockholders of Cabowise, Weicheng International Inc. and Foster Growth Ltd. Pursuant to the share exchange agreement, the Company, among other things, agreed to issue to the stockholders of Cabowise an aggregate of 10,841,491 shares of its common stock in exchange for all of the issued and outstanding capital stock of Cabowise. In addition, Cabowise agreed to assign its option to purchase a majority equity interest in Beijing PKU Chinafront High Technology Co., Ltd (“PKU”) to the Company’s indirect Chinese subsidiary Oriental Intra-Asia Entertainment (China) Limited (“Oriental Intra-Asia”).

Cabowise does not have any subsidiaries nor is it engaged in any business. Cabowise’s sole asset was its option to purchase an eighty-five percent (85%) interest in PKU (the “PKU Option”). Pursuant to the share exchange agreement, Cabowise agreed to assign the PKU Option to Oriental Intra-Asia. On May 14, 2007, Cabowise, the Company and Oriental Intra-Asia entered into an assignment and assumption agreement whereby Cabowise assigned the PKU Option to Oriental Intra-Asia. On May 14, 2007, Oriental Intra-Asia exercised the PKU Option, and Oriental Intra-Asia became the owner of an eighty-five percent (85%) equity interest in PKU. On November 9, 2007, PKU completed the legal registration procedure of increasing registered capital contributed by Oriental Intra-Asia and obtained the approval of the Beijing Administration of Industry and Commerce. A new business license was issued to PKU at the same time. Currently Oriental Intra-Asia has 95% ownership of PKU.

PKU is in the business of providing Geography Information System (“GIS”) application services to the Chinese governments in the sectors of Transportation, Land and Resources, and Digital City. PKU offers GIS application services that cover GIS system planning, deployment, system construction, data testing, system audit and optimization, user’s manual and customer training, through self-developed GIS platform software products applicable for two-dimension and three-dimension system models. PKU was incorporated in Beijing, China on October 30, 2000.

The exchange of shares has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the PKU obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of PKU, with PKU being treated as the continuing entity. The historical financial statements presented are those of PKU. The continuing company has retained December 31 as its fiscal year end.

During August 2007, the Company completed a 1-for-7.5 reverse split of all issued and outstanding shares of common stock. The capital stock accounts and all share data in this report give effect to the reverse split, applied retroactively, for all periods presented.

In August 2007, the Company acquired Qi Li’s 0.84% stock ownership in Beijing Tian Hao Ding Xin Science and Technology Co, Ltd., or Beijing Tian Hao. Consequently, Beijing Tian Hao became 100% owned by the Company.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

1.	GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principles of Consolidation—The consolidated financial statements include the accounts of the Company, it's wholly owned subsidiaries Intra-Asia Entertainment (Asia Pacific) Limited, Intra-Asia Entertainment (China) Limited and Cabowise International Ltd., its indirectly wholly owned subsidiary Oriental Intra-Asia, PKU, Beijing Tian Hao Ding Xing Technology Co., Ltd.(“Beijing Tian Hao”) , Beijing Zhangcheng Science and Technology Co., Ltd. (“Beijing Zhangcheng”) and Xingjing Zhangcheng Science and Technology Co., Ltd. (“Xingjiang Zhangcheng”). All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include accrued warranty costs, as well as revenue and costs recorded under the percentage-of-completion method. Actual results could differ from those estimates.

Cash Equivalents—The Company classifies all highly liquid investments purchased with a maturity of three months or less as cash equivalents.

Accounts Receivable—Accounts receivable are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets, usually five years.

Revenue Recognition—Substantially all of the Company’s revenues are on contracts recognized using the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as supplies and travels. General and administrative costs are charged to expense as incurred. Losses on contracts are recorded in full as they are identified.

Share-Based Payments—The Company adopted Statement of Financial Accounting Standards No 123(R), “Share-Based Payments” (“SFAS No. 123R”) effective January 1, 2006. SFAS No. 123R amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No.123R generally requires such transactions be accounted for using a fair-value-based method. The Company has never issued any stock options to any employees.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

1.	GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes—Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established against deferred tax assets if it is more likely than not that all, or some portion, of such assets will not be realized.

Effective January 1, 2007, we adopted Financial Accounting Standard Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts.

Impairment of Long-Lived Assets—The Company adopts SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

The assumptions used by management in determining the future cash flows are critical. In the event these expected cash flows are not realized, future impairment losses may be recorded. Management has determined that no impairments of long-lived assets currently exist.

Issuance of Shares by Subsidiaries—Sales of stock by a subsidiary is accounted for in accordance with Staff Accounting Bulletin Topic 5H, “Accounting for Sales of Stock by a Subsidiary.” The Company has adopted the capital transaction method to account for subsidiary stock sales. Accordingly, increases and decreases in the Company’s share of its subsidiary’s net equity resulting from subsidiary stock transactions are recorded on the Consolidated Balance Sheets and Consolidated Statements of Stockholders’ Equity as increases or decreases to Additional paid-in capital.

Concentrations of Credit Risk—Financial instruments that subject the Company to credit risk consist primarily of accounts receivable, which are concentrated in a small number of customers in the Chinese governments. The Company performs ongoing credit evaluations of its customers. To date, there has been no bad debt incurred.

Statement of Cash Flows—In accordance with SFAS No. 95, "Statement of Cash Flows", cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Translation Adjustment—The Renminbi ("RMB"), the national currency of the PRC, is the primary currency of the economic environment in which the operations of PKU are conducted. The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes.

The Company translates PKU's assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of income is translated at average rates during the reporting period. Adjustments resulting from the translation of PKU's financial statements from RMB into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive gain - translation adjustments. Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting period.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

1.	GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

As of March 31, 2008 and December 31, 2007, the exchange rates between RMB(¥) and the USD was RMB¥1 = USD$0.1428 and RMB¥1 = USD$0.1371, respectively. The weighted-average rate of exchange between RMB and USD was RMB¥11 = USD$0.13977 and RMB¥11 = USD$0.12557, respectively. Total translation adjustment recognized as of March 31, 2008 and December 31, 2007 is $1,723,196 and $887,184, respectively.

Comprehensive Income—Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of stockholders’ equity.

Fair Value of Financial Instruments— The carrying amounts of cash and cash equivalents, accounts receivable, deposits and accounts payable approximate their fair value because of the short maturity of those instruments.

New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, FASB issued Staff Position 157-2, Effective Date of FASB Statement No. 157, (FSP 157-2) which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.

In June 2007, the FASB ratified Emerging Issue Task Force (“EITF”) Issue No. EITF 06-11 Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007.

In June 2007, the FASB issued EITF Issue No. 07-03, Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-03”). EITF 07-03 provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-03 is effective for fiscal years beginning after December 15, 2007.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

1.	GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements (Continued)

In December 2007, the FASB issued SFAS 141R, “Business Combinations - Revised 2007,” which replaces FASB Statement No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements intending to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. This is accomplished through requiring the acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. This includes contractual contingencies only if it is more likely than not that they meet the definition of an asset of a liability in FASB Concepts Statement No. 6, “Elements of Financial Statements - a replacement of FASB Concepts Statement No. 3.” This statement also requires the acquirer to recognized goodwill as of the acquisition date, measured as a residual. However, this statement improves the way in which an acquirer’s obligations to make payments conditioned on the outcome of future events are recognized and measured, which in turn improves the measure of goodwill. This statement also defines a bargain purchases as a business combination in which the total acquisition-date fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. This therefore improves the representational faithfulness and completeness of the information provided about both the acquirer’s earnings during the period in which it makes a bargain purchase and the measures of the assets acquired in the bargain purchase.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Stateme0147nts - an amendment of ARB No. 51,” which establishes accounting and reporting standards to improve the relevance, comparability, and transparency of financial information in its consolidated financial statements. This is accomplished by requiring all entities, except not-for-profit organizations, that prepare consolidated financial statements to (a) clearly identify, label, and present ownership interests in subsidiaries held by parties other than the parent in the consolidated statement of financial position within equity, but separate from the parent’s equity, (b) clearly identify and present both the parent’s and the noncontrolling interest’s attributable consolidated net income on the face of the consolidated statement of income, (c) consistently account for changes in parent’s ownership interest while the parent retains it controlling financial interest in subsidiary and for all transactions that are economically similar to be accounted for similarly, (d) measure of any gain, loss or retained noncontrolling equity at fair value after a subsidiary is deconsolidated, and (e) provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods on or after December 15, 2008. The Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company believes that the adoption of SFAS No. 161 will not have a material impact on its consolidated financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

2.	RESTRICTED CASH

As of March 31, 2008 and December 31, 2007, the Company deposited ￥250,000, or $35,700 and ￥1,778,640, or $243,852, respectively, in a bank to facilitate a fund verification letter issued by the bank to the Company’s customers. The verification letters are a contractual term requested by the customers and are valid for 3 months.  The amounts were recorded as Restricted Cash.
3.	COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The costs and estimated earnings on uncompleted contracts were as follows:

	March 31, 2008	December 31, 2007
	(UNAUDITED)
Costs incurred on uncompleted contracts	$4,690,908	$4,147,244
Estimated earnings on uncompleted contracts	7,529,389	7,500,636

	12,220,297	11,647,880
Less: billings to date	9,233,664	9,246,176

Total	$2,986,633	$2,401,704

The costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:
	March 31, 2008	December 31, 2007
	(UNAUDITED)
Costs and estimated earnings in excess of billings on uncompleted contracts	$3,101,847	$2,659,969
Billings in excess of costs and estimated earnings on uncompleted contracts	(115,214)	(258,265)

Total	$2,986,633	$2,401,704

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

4.	PROPERTY AND EQUIPMENT

The following is a summary of the Company’s property and equipment:

	March 31, 2008	December 31, 2007
	(UNAUDITED)
Automobiles	$409,892	$125,929
Machinery and equipments	458,374	422,056
Furniture and fixtures	52,472	40,939
Prepayment for building	1,043,018	864,285
Work-in-progress	4,496,469	2,279,616

	6,460,225	3,732,825
Less: accumulated depreciation	(186,507)	(158,103)

Property and equipment, net	$6,273,718	$3,574,722

On June 2, 2007, the Company entered into an agreement to purchase an office building for approximately $1,336,000. As of March 31, 2008 and December 31, 2007, the Company has paid $1,043,018 and $864,285, respectively.

The Company entered into an agreement with Rental Car Association of City of Urumqi for installation of a global positioning system ("GPS") control system. Pursuant to the agreement, the Company will install GPS Control Terminals on the 5,220 rental and taxi cars in the city of Urumqi in exchange for rights of interior or exterior advertisements on each taxi’s rear window, top light (LED display) and interior. According to the agreement, the Company should start to operate the system on October 1, 2007 for a period of 15 years; however, the deployment had not been completed as of March 31, 2008.  As of March 31, 2008 and December 31, 2007, the Company has incurred the total costs of $3,915,505 and $2,279,616, respectively, for the deployment, which were recorded as Work-in-progress.  In addition, on March 31, 2008, the Company entered into an Agreement for Installation of Taxi GPS Monitoring System with the Urumqi City Transportation Bureau (the “Transportation Bureau”), which is the higher management authority of the Rental Car Association of City of Urumqi.  The agreement reconfirmed the Company’s responsibility for providing to the Transportation Bureau's Passenger Transport Office with equipments for LED-based GPS monitoring, network hardware, GPS monitoring platform, and LED-based information release platform and software in exchange for the 15 years’ taxi advertising rights.. The Transportation Bureau further guarantees that the Company will be its exclusive cooperation partner for a period of 15 years. No changes related to this guaranty will be made during the 15-year period.

The Company entered into a contract with the Huhhot Comprehensive Traffic Information Center and the Huhhot Department of Transportation Administration on January 28, 2008 to exclusively invest in and construct the LED stripe screen advertisement broadcasting system for taxis (LSABS) in the city of Huhhot. The contract is for a period of 15 years, and the Company will provide funding for LED strip screens and taxi top light alterations to construct the city’s Taxi Advertising and Information Release System. As of March 31, 2008, the Company has incurred costs totaled $580,964, which were recorded as Work-in-progress.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

5.	SHARE-BASED PAYMENTS

“Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), provides criteria for determining whether freestanding contracts that are settled in a company’s own stock, including common stock warrants, should be designated as either an equity instrument, an asset or as a liability under SFAS No. 133. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in a company’s results of operations. It was determined that the Company's warrants qualify for accounting treatment under EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, A Company's Own Stock". Under the terms of the warrant agreements, if the Company fails to deliver the required number of Warrant Shares, the Company will be obligated to pay cash to settle the warrant claims. As a result, the Company must assume that it could be required to settle the warrants on a net-cash basis, thereby necessitating the treatment of the potential settlement obligation as a liability. The fair values of the warrants are presented on the accompanying consolidated balance sheet as “Accrued Warrant Liability” and the changes in the values of these warrants are shown in the accompanying consolidated statement of operations as “Decrease in fair value of warrants liability.” Such gains and losses are non-operating and have no effect on cash flows from operating activities.

(1)	Warrants

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R. The Company recognized the share-based compensation cost based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123R. The Company issued warrants to Antaeus Capital, Inc., in aggregate, to purchase 277,778 shares of the Company’s common stock in connection with merger related services on May 14, 2007, with an exercise price of $1.80 per share. These warrants will expire on May 13, 2014 pursuant to the common stock purchase warrant agreement. The Company used the Black-Scholes option pricing model to determine the fair value of the stock warrants on May 14, 2007. On May 14, 2007, the fair value was as $3.97 per share, resulting in a share-based compensation totaling $1,104,166. On November 29, 2007, the Company and Antaeus Capital, Inc. amended the warrant, whereby the parties eliminated the clause under which if the Company fails to deliver the required number of Warrant Shares, the Company will be obligated to pay cash to settle the warrant claims. The 277,778 warrants issued to Antaeus Capital, Inc. have been re-valued at $1,039,807, and reclassified to Additional Paid-in Capital from Accrued Warrant Liability as of November 29, 2007.

The fair value for the share-based awards was estimated using the Black-Scholes option pricing model with the assumptions listed below:

	1. May 14, 2007	2. November 29, 2007

Expected volatility	203%	148%
Expected life (years)	7	6.46
Risk free interest rate	4.6%	3.72%

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

5.	SHARE-BASED PAYMENTS (Continued)

On November 30, 2007, the Company issued warrants to CCG Investor Relations Partners LLC, in aggregate, to purchase 50,000 shares of the Company’s common stock in connection with investor relations services, with an exercise price of $5.00 per share. These warrants will expire on November 30, 2010 pursuant to the common stock purchase warrant. The fair market value of these stock warrants was $200,105 and was estimated on the date of grant using the Black-Scholes option-pricing model in accordance with SFAS No. 123R using the following weighted-average assumptions: expected dividend yield 0%; risk-free interest rate of 3.08%; volatility of 148% and an expected term of three years.

The expected volatilities are based on the historical volatility of the Company’s stock. The observations were made in a 52-week period. The expected terms of stock warrants are based on the remaining contractual life of stock warrants outstanding as these stock warrants vested immediately.

A summary of stock warrants for the quarter ended March 31, 2008 is presented as follows:

Stock Warrants	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Months)
Outstanding at January 1, 2007	436,187	$2.63	30.77
Granted	277,778	1.80	-
	50,000	5.00
Exercised or converted	(239,023)	2.63	-
Forfeited or expired	(197,164)	2.63	-
Outstanding at December 31, 2007	327,778	2.29	70.11
Granted	-	-
Exercised or converted	-	-
Forfeited or expired	-	-

Exercisable at March 31, 2008	327,778	$2.29	67.11

(2) Stock options

On January 7, 2008, the Company and Mr. Zhihai Mao, the Chief Financial Officer of the Company, entered into a stock option agreement. Pursuant to the terms of the stock option agreement, Mr. Mao was granted a non-qualified option on January 7, 2008 to purchase 200,000 shares of common stock of the Company at an exercise price of $6.70 per share, which was the closing price per share of the Company’s common stock as reported on the OTC Bulletin Board on such date. The option has a term of ten years and expires on January 7, 2018. The option vests in equal installments on a quarterly basis over a three-year period beginning on January 7, 2008. The Company recorded compensation expense of $42,736 during the quarter ended March 31, 2008 in connection with the stock options.

The Company estimates the fair value of stock options using a Black-Scholes option pricing valuation model, consistent with the provisions of SFAS 123(R) and SEC Staff Accounting Bulletin No. 107 (SAB "107").  Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the Company’s stock, the risk-free rate and the Company’s dividend yield.  Estimates of fair value are not intended to predict actual future events or the value ultimately realized by grantees, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

5.	SHARE-BASED PAYMENTS (Continued)

The fair value of each stock option is estimated on the date of the grant using the Black-Scholes option pricing model.  The expected volatilities are based on the historical volatility of the Company’s stock. The observations were made in a 26-week period because the management believes the observation period selected better reflects the pattern of the Company’s future stock performance. The expected life of stock options is based on the estimated life of stock options outstanding. No dividends were assumed due to the nature of the Company’s current business strategy.  The following table presents the assumptions used for options granted:

March 31, 2008
Number of options	200,000
Expected volatility	53%
Expected life (years)	3.5
Risk free interest rate	3%

The weighted average grant date fair value of options granted was $2.76 per share. No options were exercised during the quarter ended March 31,2008.

As of March 31, 2008, total unrecognized compensation costs related to unvested stock options was $508,307. Unvested stock options are expected to be recognized over a period of 2.8 years.

A summary of options transactions during the quarter ended March 31, 2008 is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1,2008	-	$-
Granted	200,000	$6.7
Exercised	-	$-
Cancelled	-	$-
Outstanding at March 31,2008	200,000	$6.7

Nonvested as of March 31, 2008	200,000	$6.7
Option exercisable as of March 31,2008:	-	$-

6.	EQUITY TRANSACTIONS

In April 2007, per the request of the note holders, $21,000 of convertible promissory notes and $5,815 of accrued interest totaled $26,815 were converted into 12,769 shares of the Company’s common stock at $0.28 per share.

In April 2007, 239,023 common shares converted from warrants and issued to the warrant holders pursuant to a cashless exercise.

Pursuant to the agreement entered into between the Company and the former directors in April 2007, the Company directly issued 40,000 common shares to the former directors as compensation. The related expense $166,230 was recorded based on the average stock price during the period from February to April 2007.

On May 14, 2007, the Company entered into a cancellation agreement with Weicheng International Inc. and Foster Growth Ltd. Pursuant to the agreement, Weicheng International Inc. agreed to the cancellation of 2,043,784 shares of the Company’s common stock owned by Weicheng International Inc.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

6.	EQUITY TRANSACTIONS (Continued)

On May 14, 2007, the Company completed the reverse acquisition transaction with Cabowise whereby the Company issued to the shareholders of Cabowise 10,841,492 shares of the Company’s common stock in exchange for all of the issued and outstanding capital stock of Cabowise. Cabowise thereby became the Company’s wholly-owned subsidiary and the former shareholders of Cabowise became the Company’s controlling stockholders. The exchange of shares was accounted for as a reverse acquisition under the purchase method of accounting since the former shareholders of PKU obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of PKU, with PKU being treated as the continuing entity.

On May 14, 2007, the Company issued and sold 1,777,778 shares to certain accredited investors for a cash price of $1.80 per share and a total amount of $3,200,000 pursuant to a private placement completed by the Company.

On May 14, 2007, the Company issued 13,889 shares of its common stock (approximately $25,000) to Thelen Reid Brown Raysman & Steiner LLP for their legal services in connection with the share exchange and private placement transaction.

On May 14, 2007, the Company issued to the placement agent, Antaeus Capital, Inc., a seven-year warrant to purchase 277,778 shares of our common stock at an exercise price of $1.80. The Company used the Black-Scholes option pricing model to determine the fair value of the stock warrants on the grant date. The fair value was at $3.98 per share resulting in a share-based compensation totaling $1,104,166.
Total transaction costs of $1,492,361, including legal, accounting and investment banking fees, etc., were charged directly to equity as a reduction from the cash consideration received for the newly-issued common stock.

On November 30, 2007, we issued CCG Investor Relations Partners LLC, or CCG, a three-year warrant to purchase 50,000 shares of our common stock at $5.00 per share in consideration for the investor relations services provided by CCG. The Company used the Black-Scholes option pricing model to determine the fair value of the stock warrants on the grant date and the fair market value of these stock warrants was $200,105.

Effect of subsidiary equity transactions was calculated under the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5H (“SAB Topic 5H”) and relates to the issuance of securities of a non-wholly owned subsidiary. The amount of $ 323,247 represents the difference between the Company’s book value investment in PKU immediately prior to the transaction and its book value investment in PKU immediately following the transaction.

7.	INCOME TAXES

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized no increases or decreases in the total amounts of previously unrecognized tax benefits.  The Company had no unrecognized tax benefits as of December 31, 2007 or March 31, 2008. The Company did not incur any interest and penalties related to potential underpaid income tax expenses and also believes that the adoption of FIN 48 does not have a significant impact on the unrecognized tax benefits during the quarter ended March 31, 2008.

The Company, through its subsidiaries, PKU, Beijing Tian Hao, Beijing Zhangcheng and Xinjiang Zhangcheng is subject to the Income Tax Laws of the PRC. Operations in the United States of America have incurred net accumulated operating losses of $3,300,000 as of December 31, 2007 for income tax purposes. However, a hundred percent allowance has been created on the deferred tax asset of $1,300,000 due to uncertainty of its realization.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

7.	INCOME TAXES (Continued)

The income tax expense was as follows:

	Quarter Ended March 31, 2008
	Domestic		Foreign
	Federal	State	China
Current	$-	$-	$-
Deferred	-	-	469,393
	$-	$-	$469,393

PKU and Xinjiang Zhangcheng are subject to a tax rate of 25% on the net income for PRC income tax purpose under the new Enterprise Tax Law in 2008.

Beijing Tian Hao and Beijing Zhangcheng, each qualifies as a “new or high-technology enterprise” located in a high-tech zone in Beijing and Urumqi, and is entitled for tax exemption on the net income for PRC income tax purpose in 2008.

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred assets are reduced by a valuation allowance when deemed appropriate.

The tax effects of existing temporary differences that give rise to significant portions of deferred tax assets at March 31, 2008 were as follows:

	Foreign			Domestic
Deferred Tax Assets	In RMB	Currency Exchange Rate	In USD	In USD
Net operating loss carryforwards	$2,297,754	0.1428	$328,119	$1,300,000
Valuation allowance	-	0.1428	-	(1,300,000)
Net deferred tax assets	$2,297,754		$328,119	$-

As of March 31, 2008, the Company had net operating loss carryforwards for Chinese income tax purposes of approximately ￥9,200,000, or $1,314,000, which, if used to offset future taxable income, will expire in year beginning in 2012.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

8.	INCOME PER SHARE

The Company calculates its basic and diluted earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is calculated by adjusting the weighted average outstanding shares to assume conversion of all potentially dilutive warrants and options include nonvested stock granted to employees. The Company uses the treasury stock method to reflect the potential dilutive effect of the unvested stock options and unexercised warrants. In calculating the number of dilutive shares outstanding, the shares of common stock underlying unvested stock options are assumed to have been delivered on the grant date.

The computation of earnings per share is as follows:

	Three Months Ended March 31,
	2008	2007
Net Income, as reported:	$1,717,297	$685,330
Basic earnings per share:
Basic weighted average share outstanding	19,601,107	17,809,440
Basic earnings per common share	$0.09	$0.04
Diluted earnings per share:
Basic weighted average share outstanding	19,601,107	17,809,440
Effect of dilutive stock options and warrants	252,416	-
Diluted weighted average shares outstanding	19,853,523	17,809,440
Diluted earnings per common share	$0.09	$0.04

9.	COMPENSATED ABSENCES

Employees earn annual vacation leave at the rate of seven (7) days per year for the first year. Upon completion of the first year of employment, employees earn one (1) additional day for each additional year. At termination, employees are paid for any accumulated annual vacation leave. As of March 31, 2008, vacation liability existed in the amount of $0.

10.	RELATED-PARTY TRANSACTIONS

Operating Leases---The Company leases its facility from a former shareholder under an operating lease agreement which expires on December 1, 2008. The base rent is approximately $8,000 per month. Rent expense under this lease agreement amounted to approximately $24,000 for the three months ended March 31, 2008.

Approximately future minimum obligations under the above operating lease at March 31, 2008 amounted $64,000.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

11.	CONCENTRATION

a. Cash

The Company maintains cash in two commercial banks located in California. Up to $100,000 of the balance in each bank was insured by the U.S. Federal Deposit Insurance Corporation (FDIC). As of March 31, 2008 and December 31, 2007, uninsured balances totaled $1,845,841 and $1,963,533, respectively.

b. Major Customers

During the quarter ended March 31, 2008, four of the Company’s customers accounted for approximately $3,547,212 of the total revenues. Those customers comprised approximately 76% of the total sales during the quarter ended March 31, 2008. Included in accounts receivable is approximately $732,000 from these customers as of March 31, 2008.

12.  OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders' equity, at March 31, 2008 was as follows:

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income

Balance at January 1, 2007	$214,770	$214,770
Change for the year ended December 31, 2007	672,414	672,414

Balance at December 31, 2007	887,184	887,184
Change for the quarter ended March 31, 2008	836,012	836,012

Balance at March 31, 2008	$1,723,196	$1,723,196

13. SUBSEQUENT EVENTS

On May 1, 2008, the board of directors (the “Board”) of the Company, in accordance with Article III of the Company’s Bylaws, increased the size of the Board of the Company from two to five and elected Messrs. Jay Trien, Zhongsu Chen and Dan Liu (the “Independent Directors”) as directors of the Company to fill the vacancies created by such increase, each to serve on the Board as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Marketplace Rules”). The Board of the Company, including the Independent Directors, also established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee and appointed each of the Independent Directors to each committee. Mr. Trien was appointed as the Chair of the Audit Committee, Mr. Liu was appointed as the Chair of the Compensation Committee and Dr. Chen was appointed as the Chair of the Governance and Nominating Committee. The Board also determined that Mr. Trien possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

13. SUBSEQUENT EVENTS (Continued)

On the same day, the Company entered into separate Independent Director’s Contracts and Indemnification Agreements with each of the Independent Directors. Under the terms of the Independent Director’s Contracts, the Company agreed to pay Mr. Trien an annual fee of $30,000, Dr. Chen an annual fee of RMB 96,000 (approximately $13,714) and Mr. Liu an annual fee of $20,000, as compensation for the services to be provided by them as Independent Directors. Under the terms of the Indemnification Agreements, the Company agreed to indemnify the Independent Directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the Independent Directors in connection with any proceeding if the Independent Director acted in good faith and in the best interests of the Company.

The Company also entered into separate Stock Option Agreements with each of Mr. Trien and Dr. Chen. Under the terms of the Stock Option Agreements, the Company agreed to grant a stock option to each of Mr. Trien and Dr. Chen for the purchase of 30,000 shares of common stock of the Company at an exercise price equal to the closing price as reported on the OTC Bulletin Board on the grant date of the option. The options will vest in equal installments on a quarterly basis over a three-year period.

On May 9, 2008, our subsidiary, PKU, entered into an equity transfer agreement with two Chinese individual shareholders of China TranWiseway Information Technology Co., Ltd. (“China TranWiseway”), pursuant to which, PKU will acquire 16.67% ownership of China TranWiseway from these two individual shareholders for a cash price of RMB 4,000,000 (approximately $570,000). China TranWiseway is a high-tech company specializing in transportation information system and application developments and is majority-owned (the remaining 83.33%) by China Transportation Telecommunication Center, an institution under the Ministry of Communication.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2007 AND 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China TransInfo Technology Corp.

Gentlemen:

We have audited the accompanying consolidated balance sheet of China TransInfo Technology Corp. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2007 and December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China TransInfo Technology Corp. and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the years ended December 31, 2007 and December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Simon & Edward, LLP

City of Industry, California
February 10, 2008

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONSOLIDATED BALANCE SHEET

	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$6,842,238	$1,321,164
Restricted cash	243,852	128,200
Accounts receivable	4,246,805	2,756,541
Cost and estimated earnings in excess of billings on uncompleted contracts	2,659,969	624,589
Prepayments	2,328,289	1,116,580
Other receivable	812,268	125,556
Deferred tax assets	250,668	461,982
Other current assets	226,061	85,019
Total current assets	17,610,150	6,619,631

Prepayment on investment	260,490	243,580

Property and equipment, net	3,574,722	238,545

Deferred tax assets	-	211,145

Deposits	-	11,701

Loans to others	-	269,989

Total assets	$21,445,362	$7,594,591

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONSOLIDATED BALANCE SHEET

	December 31,
	2007	2006

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$446,143	$162,503
Notes payable	-	641,000
Billings in excess of costs and estimated earnings on uncompleted contracts	258,265	335,286
Accrued expenses	389,432	357,598
Total current liabilities	1,093,840	1,496,387

Minority Interest	655,876	4,768

Stockholders' equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized , 19,601,107 shares issued and outstanding	19,601	-
Additional paid-in capital	10,905,114	2,416,000
Retained earnings	7,883,747	3,462,666
Accumulated other comprehensive gain - translation adjustments	887,184	214,770

Total stockholders' equity	19,695,646	6,093,436

Total liabilities and stockholders' equity	$21,445,362	$7,594,591

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME

	2007	2006

Revenues	$11,864,629	$7,177,023

Cost of revenues	5,612,372	3,220,259

Gross profit	6,252,257	3,956,764

Expenses:
Selling, general, and administrative expenses	1,401,169	846,711

Income from operations	4,851,088	3,110,053

Other income (expense):
Interest income	60,289	1,728
Interest expense	(13,968)	(35,278)
Subsidy income	146,058	53,431
Decrease in fair value of warrant liability	64,359	-
Minority interest	(396,585)	(4,670)
Other income - net	160,446	(18,655)
Total other income (expense)	20,599	(3,444)

Net income before income taxes	4,871,687	3,106,609

Income tax expense	450,606	119,719

Net income	$4,421,081	$2,986,890

Weighted average shares of outstanding - basic	15,520,661	8,597,140
Weighted average shares of outstanding- diluted	15,698,439	8,597,140
Income per share -
basic	$0.28	$0.35
diluted	$0.28	$0.35

Comprehensive income
Net income	$4,421,081	$2,986,890
Translation adjustments	672,414	162,286
Comprehensive income	$5,093,495	$3,149,176

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS’ EQUITY

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Gain	Equity

Balance, January 1, 2006	-	$-	$2,416,000	$475,776	$52,484	$2,944,260

Translation adjustments					162,286	162,286

Net income for the year				2,986,890		2,986,890

Balance, January 1, 2007	-	-	2,416,000	3,462,666	214,770	6,093,436

Conversion of convertible notes	12,769	13	26,802			26,815

Issuance of common shares for warrant converted cashlessly	239,023	239	(239)			-

Issuance of common shares to former directors	40,000	40	(40)			-

Cancelled 2,043,783 shares of common stock	(2,043,784)	(2,044)	2,044			-

Recapitalization on reverse acquisition	19,561,432	19,561	6,295,707			6,315,268

Issuance of common shares	1,777,778	1,778	3,198,222			3,200,000

Issuance of common shares for services in connection with reverse merger	13,889	14	(14)			-

Issuance of warrant for services in connection with reverse merger			(1,104,166)			(1,104,166)

Paid Transaction Cost debit to APIC			(1,492,361)			(1,492,361)

Effect of subsidiary equity transactions			323,247			323,247

Warrants issued for services valued at $5.0 per share			200,105			200,105

Reclassification of warrant liability			1,039,807			1,039,807

Net income for the year				4,421,081		4,421,081

Translation adjustments					672,414	672,414

Balance, December 31, 2007	19,601,107	$19,601	$10,905,114	$7,883,747	$887,184	$19,695,646

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2007	2006
Cash flows from operating activities:
Net income	$4,421,081	$2,986,890
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	41,915	33,055
Minority interest	396,585	4,670
Warrants issued for service	200,105
Change in fair value of warrant liability	(64,359)	-
Changes in operating assets:
Deferred income tax expense (benefit)	450,606	119,719
(Increase) Decrease in restricted cash	(102,524)	(125,570)
Increase in accounts receivable	(1,247,452)	(987,761)
Increase in prepayment	(1,089,273)	(658,985)
Increase in other receivable	(577,078)	10,974
Increase in cost and estimated earnings in excess of billings on uncompleted contracts	(1,913,123)	(151,233)
Increase in other current assets	(129,788)	(17,454)
Increase (Decrease) in accounts payable	261,572	(79,746)
Increase (Decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(96,324)	(31,507)
Decrease in accrued expenses	(466,400)	98,900
Net cash provided by (used in) operating activities	85,543	1,201,952

Cash flows from investing activities:
Cash acquired from reverse acquisition	9,199,660	-
(Increase) Decrease in loan to others	277,297	9,292
Payment of cash to the shareholders of the accounting acquirer	(2,000,000)	-
(Increase) Decreae in other assets - deposits	12,018	(2,472)
Purchases of property and equipment	(3,236,664)	(191,868)
Net cash provided by (used in) investing activities	4,252,311	(185,048)

Cash flows from financing activities:
Proceeds from (payments of) short-term borrowings	(658,350)	125,570
Merger costs to be charged directly to equity	(1,492,361)	-
Proceeds from issuing shares	3,200,000	-
Net cash provided by financing activities	1,049,289	125,570

Effect of foreign currency exchange translation	133,931	28,999

Net increase (decrease) in cash	5,521,074	1,171,473

Cash - beginning	1,321,164	149,691
Cash - ending	$6,842,238	$1,321,164

Supplemental disclosures:
Interest paid	$13,986	$35,278
Income taxes paid	$-	$-

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.  GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business—China TransInfo Technology Corp. (the “Company”) was originally incorporated in Nevada on August 3, 1998, under the name R & R Ranching, Inc. to breed bison. In about March 2003, R & R Ranching Inc. sold its bison to Blue Sky Bison Ranch, Ltd.

The Company has experienced several corporate name changes: GloTech Industries, Inc. in March 2003, Intra-Asia Entertainment Corporation in December 2003, China TransInfo Technology Corp. in August 2007.

On May 14, 2007, the Company entered into a share exchange agreement with Cabowise International Ltd. (“Cabowise”), a British Virgin Islands company, the stockholders of Cabowise, Weicheng International Inc. and Foster Growth Ltd. Pursuant to the share exchange agreement, the Company, among other things, agreed to issue to the stockholders of Cabowise an aggregate of 10,841,491 shares of its common stock in exchange for all of the issued and outstanding capital stock of Cabowise. In addition, Cabowise agreed to assign its option to purchase a majority equity interest in Beijing PKU Chinafront High Technology Co., Ltd (“PKU”) to the Company’s indirect Chinese subsidiary Oriental Intra-Asia Entertainment (China) Limited (“Oriental Intra-Asia”).

Cabowise does not have any subsidiaries nor is it engaged in any business. Cabowise’s sole asset was its option to purchase an eighty-five percent (85%) interest in PKU (the “PKU Option”). Pursuant to the share exchange agreement, Cabowise agreed to assign the PKU Option to Oriental Intra-Asia. On May 14, 2007, Cabowise, the Company and Oriental Intra-Asia entered into an assignment and assumption agreement whereby Cabowise assigned the PKU Option to Oriental Intra-Asia. On May 14, 2007, Oriental Intra-Asia exercised the PKU Option, and Oriental Intra-Asia became the owner of an eighty-five percent (85%) equity interest in PKU.

We had an obligation to increase the ownership interest in PKU held by our subsidiary, Oriental Intra-Asia, from 85% to 95% pursuant to a securities purchase agreement that we entered into with certain investors in the private placement transaction that was consummated on May 14, 2007. On July 6, 2007, to satisfy this contractual obligation, we authorized Beijing Tiandi Zuobiao Technology Co., Ltd., or Beijing Tiandi, to act as our administrative agent and nominee to effectuate the required registered capital increase on our behalf and to make necessary governmental filings for and obtain permits and licenses in connection with the increased capital contribution. Our subsidiary, Oriental Intra-Asia, entered into an entrust agreement, or the Entrust Agreement, with Beijing Tiandi and PKU to govern the agent/nominee relationship. Oriental Intra-Asia contributed RMB 40 million to the capital of PKU by making a RMB 40 million payment to Beijing Tiandi, as nominee under the Entrust Agreement, who in turn immediately contributed such capital to PKU. This payment (i) increased the contribution to PKU’s registered capital made by or on the behalf of Oriental Intra-Asia from RMB 17 million (approximately $2.3 million) to RMB 57 million (approximately $7.6 million), (ii) satisfied Oriental Intra-Asia’s contractual obligation to increase its beneficial ownership in PKU to 95% and (iii) resulted in Beijing Tiandi holding of record approximately 67% of the ownership interests of PKU.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.  GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Under the Entrust Agreement, Beijing Tiandi, as the trustee of Oriental Intra-Asia, holds the equity interests representing the increased registered capital contribution by Oriental Intra-Asia in its name for Oriental Intra-Asia’s benefit. Beijing Tiandi is obligated under the Entrust Agreement to follow the instructions of Oriental Intra-Asia and is prohibited from assigning or otherwise transferring its nominee interest in PKU without Oriental Intra-Asia’s written consent. Beijing Tiandi must also give notice to Oriental Intra-Asia of any stockholder vote of PKU and obtain voting instructions from Oriental Intra-Asia that govern the manner in which Beijing Tiandi must vote its nominee interest in PKU. As a result of the Entrust Agreement and related capital contribution, PKU’s registered capital was increased to RMB 60 million (approximately $8 million) and Oriental Intra-Asia became a beneficial owner of 95% equity interests in PKU. On August 20, 2007, Beijing Tiandi obtained the approval of the Beijing Administration of Industry and Commerce for PKU’s increase of registered capital and a new business license was issued to PKU.

The required approvals having been obtained and the capital contribution completed by Beijing Tiandi on Oriental Intra-Asia’s behalf, on November 8, 2007, Oriental Intra-Asia exercised its rights under the Entrust Agreement to cause Beijing Tiandi to transfer Beijing Tiandi’s 67% record ownership interests in PKU to Oriental Intra-Asia and both parties, together with PKU, verbally agreed to such transfer. Following such transfer, Oriental Intra-Asia will hold such interests directly instead of through Beijing Tiandi, as a nominee. Beijing Administration of Industry and Commerce has approved PKU’s transfer and granted a new business license to PKU on November 9, 2007.

PKU is in the business of providing Geography Information System (GIS) application services to the Chinese governments in the sectors of Transportation, Land and Resources, and Digital City. PKU offers GIS application services that cover GIS system planning, deployment, system construction, data testing, system audit and optimization, user’s manual and customer training, through self-developed GIS platform software products applicable for two-dimension and three-dimension system models. PKU was incorporated in Beijing, China on October 30, 2000.

The exchange of shares has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the PKU obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of PKU, with PKU being treated as the continuing entity. The historical financial statements presented are those of PKU. The continuing company has retained December 31 as its fiscal year end.

During August 2007, the Company completed a 1-for-7.5 reverse split of all issued and outstanding shares of common stock. The capital stock accounts and all share data in this report give effect to the reverse split, applied retroactively, for all periods presented.

In August 2007, the Company acquired Qi Li’s 0.84% stock ownership in Beijing Tian Hao Ding Xin Science and Technology Co, Ltd., or Beijing Tian Hao. Consequently, Beijing Tian Hao became 100% owned by the Company.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.  GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principles of Consolidation—The consolidated financial statements include the accounts of the Company, it's wholly owned subsidiaries Intra-Asia Entertainment (Asia Pacific) Limited, Intra-Asia Entertainment (China) Limited and Cabowise International Ltd., its indirectly wholly owned subsidiary Oriental Intra-Asia Entertainment (China) Limited, Beijing PKU Chinafront High Technology Co., Ltd. (“PKU”), Beijing Tian Hao Ding Xing Technology Co., Ltd.(“Beijing Tian Hao”) and Beijing Zhangcheng Science and Technology Co., Ltd. (“Beijing Zhangcheng”). All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include accrued warranty costs, as well as revenue and costs recorded under the percentage-of-completion method. Actual results could differ from those estimates.

Cash Equivalents—The Company classifies all highly liquid investments purchased with a maturity of three months or less as cash equivalents.

Accounts Receivable—Accounts receivable are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets, usually five years.

Revenue Recognition—Substantially all of the Company’s revenues are on contracts recognized using the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as supplies and travels. General and administrative costs are charged to expense as incurred. Losses on contracts are recorded in full as they are identified.

Share-Based Payments—The Company adopted Statement of Financial Accounting Standards No 123(R), “Share-Based Payments” (“SFAS No. 123R”) effective January 1, 2006. SFAS No. 123R amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No.123R generally requires such transactions be accounted for using a fair-value-based method. The Company has never issued any stock options to any employees.

Income Taxes—Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established against deferred tax assets if it is more likely than not that all, or some portion, of such assets will not be realized.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.  GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effective January 1, 2007, we adopted Financial Accounting Standard Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts.

Impairment of Long-Lived Assets—The Company adopts SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

The assumptions used by management in determining the future cash flows are critical. In the event these expected cash flows are not realized, future impairment losses may be recorded. Management has determined that no impairments of long-lived assets currently exist.

Issuance of Shares by Subsidiaries—Sales of stock by a subsidiary is accounted for in accordance with Staff Accounting Bulletin Topic 5H, “Accounting for Sales of Stock by a Subsidiary.” The Company has adopted the capital transaction method to account for subsidiary stock sales. Accordingly, increases and decreases in the Company’s share of its subsidiary’s net equity resulting from subsidiary stock transactions are recorded on the Consolidated Balance Sheets and Consolidated Statements of Stockholders’ Equity as increases or decreases to Additional paid-in capital.

Concentrations of Credit Risk—Financial instruments that subject the Company to credit risk consist primarily of accounts receivable, which are concentrated in a small number of customers in the Chinese governments. The Company performs ongoing credit evaluations of its customers. To date, there has been no bad debt incurred.

Statement of Cash Flows—In accordance with SFAS No. 95, "Statement of Cash Flows", cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Translation Adjustment—The Renminbi ("RMB"), the national currency of the PRC, is the primary currency of the economic environment in which the operations of PKU are conducted. The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes.

The Company translates PKU's assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of income is translated at average rates during the reporting period. Adjustments resulting from the translation of PKU's financial statements from RMB into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive gain - translation adjustments. Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting period.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.       GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

As of December 31, 2007, the exchange rate between the RMB (￥) and the USD ($) was￥1=$0.1371. The weighted-average rates of exchange between the RMB and the USD as of December 31, 2007 and 2006 were￥1=$0.13167 and ￥1=$0.12557, respectively. Total translation adjustment recognized as of December 31, 2007 and 2006 is $887,184 and $214,770 , respectively.

Comprehensive Income—Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of stockholders’ equity.

Fair Value of Financial Instruments— The carrying amounts of cash and cash equivalents, accounts receivable, deposits and accounts payable approximate their fair value because of the short maturity of those instruments.

The carrying amounts of the Company's long-term debt approximate their fair value because of the short maturity and/or interest rates which are comparable to those currently available to the Company on obligations with similar terms.
         New Accounting Pronouncements
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, FASB issued Staff Position 157-2, Effective Date of FASB Statement No. 157, (FSP 157-2) which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Management is still evaluating the impact, if any, that the adoption of SFAS 157 and FSP 157-2 will have on our financial position, results of operations, or cash flows.
In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements". The adoption of this statement is not expected to have a material effect on the Company's financial statements.
In June 2007, the FASB ratified Emerging Issue Task Force (“EITF”) Issue No. EITF 06-11 Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.       GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
         New Accounting Pronouncements (Continued)
In June 2007, the FASB issued EITF Issue No. 07-03, Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-03”). EITF 07-03 provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-03 is effective for fiscal years beginning after December 15, 2007. We do not expect our adoption of this new standard to have a material impact on our financial position and results of operations.
In December 2007, the FASB issued SFAS 141R, “Business Combinations - Revised 2007,” which replaces FASB Statement No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements intending to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. This is accomplished through requiring the acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. This includes contractual contingencies only if it is more likely than not that they meet the definition of an asset of a liability in FASB Concepts Statement No. 6, “Elements of Financial Statements - a replacement of FASB Concepts Statement No. 3.” This statement also requires the acquirer to recognized goodwill as of the acquisition date, measured as a residual. However, this statement improves the way in which an acquirer’s obligations to make payments conditioned on the outcome of future events are recognized and measured, which in turn improves the measure of goodwill. This statement also defines a bargain purchases as a business combination in which the total acquisition-date fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. This therefore improves the representational faithfulness and completeness of the information provided about both the acquirer’s earnings during the period in which it makes a bargain purchase and the measures of the assets acquired in the bargain purchase. The Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Stateme0147nts - an amendment of ARB No. 51,” which establishes accounting and reporting standards to improve the relevance, comparability, and transparency of financial information in its consolidated financial statements. This is accomplished by requiring all entities, except not-for-profit organizations, that prepare consolidated financial statements to (a) clearly identify, label, and present ownership interests in subsidiaries held by parties other than the parent in the consolidated statement of financial position within equity, but separate from the parent’s equity, (b) clearly identify and present both the parent’s and the noncontrolling interest’s attributable consolidated net income on the face of the consolidated statement of income, (c) consistently account for changes in parent’s ownership interest while the parent retains it controlling financial interest in subsidiary and for all transactions that are economically similar to be accounted for similarly, (d) measure of any gain, loss or retained noncontrolling equity at fair value after a subsidiary is deconsolidated, and (e) provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods on or after December 15, 2008. The management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

2.	RESTRICTED CASH

During the fourth quarter of 2007, the Company deposited ¥1,778,640, or $243,852 in one of its banks to facilitate a fund verification letter issued by the bank to the Company’s customers. The verification letters are a contractual term requested by the customers and are valid for 3 months. This amount is recorded as Restricted Cash.

3.	COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The costs and estimated earnings on uncompleted contracts were as follows:

December 31, 2007

Costs incurred on uncompleted contracts	$4,147,244
Estimated earnings on uncompleted contracts	7,500,636

11,647,880
Less: billings to date	9,246,176

Total	$2,401,704

The costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

December 31, 2007

Costs and estimated earnings in excess of billings on uncompleted contracts	$2,659,969
Billings in excess of costs and estimated earnings on uncompleted contracts	(258,265)

Total	$2,401,704

4.	CREDIT AGREEMENT

On February 24, 2006, the Company entered into a loan agreement with a bank to borrow ¥2,000,000, or $248,000. The loan was guaranteed by a paid surety for the full amount. Interest was payable monthly at fixed rate of 5.580%. The loan expired on February 23, 2007 and was paid in full on that date in accordance with the terms of the loan agreement.

On September 15, 2006, the Company renewed a loan agreement with the same bank to borrow ¥3,000,000, or $372,000. The loan was guaranteed by a paid surety for the full amount. Interest was payable monthly at fixed rate of 6.120%. The loan was to expire on September 14, 2007, but was paid in full on July 17, 2007.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

5.	PROPERTY AND EQUIPMENT

The following is a summary of the Company’s property and equipment:

December 31,2007

Automobiles	$125,929
Machinery and equipments	422,056
Furniture and fixtures	40,939
Prepayment for building	864,285
Work-in-progress	2,279,616

3,732,825
Less: accumulated depreciation	(158,103)

Property and equipment, net	$3,574,722

On June 2, 2007, the Company entered into an agreement to purchase an office building for approximately $1,336,000. As of December 31, 2007, the Company has paid $864,285.

The Company entered an agreement with Rental Car Association of City of Urumqi for installation of a global positioning system ("GPS") control system. Per the agreement, the Company will install GPS Control Terminals on the 5,220 rental and taxi cars in the city of Urumqi in exchange for rights of interior or exterior advertisements on each taxi’s rear window, top light (LED display) and interior. According to the agreement, the Company should start to operate the system on October 1, 2007 for a period of 15 years; however, the deployment had not been completed as of December 31, 2007. As of December 31, 2007, the Company has incurred the total costs of $2,279,616 for the deployment, which were recorded as Work-in-progress.

6.	SHARE-BASED PAYMENTS

“Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), provides criteria for determining whether freestanding contracts that are settled in a company’s own stock, including common stock warrants, should be designated as either an equity instrument, an asset or as a liability under SFAS No. 133. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in a company’s results of operations. It was determined that the Company's warrants qualify for accounting treatment under EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, A Company's Own Stock". Under the terms of the warrant agreements, if the Company fails to deliver the required number of Warrant Shares, the Company will be obligated to pay cash to settle the warrant claims. As a result, the Company must assume that it could be required to settle the warrants on a net-cash basis, thereby necessitating the treatment of the potential settlement obligation as a liability. The fair values of the warrants are presented on the accompanying consolidated balance sheet as “Accrued Warrant Liability” and the changes in the values of these warrants are shown in the accompanying consolidated statement of operations as “Decrease in fair value of warrants liability.” Such gains and losses are non-operating and have no effect on cash flows from operating activities.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

6.	SHARE-BASED PAYMENTS (Continued)

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R. The Company recognized the share-based compensation cost based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123R. The Company issued warrants to Anteaus Capital, Inc., in aggregate, to purchase 277,778 shares of the Company’s common stock in connection with merger related services on May 14, 2007, with an exercise price of $1.80 per share. These warrants will expire on May 13, 2014 pursuant to the common stock purchase warrant agreement. The Company used the Black-Scholes option pricing model to determine the fair value of the stock warrants on May 14, 2007. On May 14, 2007, the fair value was as at $3.97 per share, resulting in a share-based compensation totaling $1,104,166. On November 29, 2007, the Company and Anteaus Capital, Inc. entered an amendment to the Company’s common stock purchase warrants. The amendment eliminated the clause subject to which if the Company fails to deliver the required number of Warrant Shares, the Company will be obligated to pay cash to settle the warrant claims. The 277,778 warrants issued to Antaeus Capital, Inc. have been re-valued at $1,039,807, and reclassified to Additioanl Paid-in Capital from Accrued Warrant Liability. Other income of $64,359 was recorded to account for the warrants at fair value.

The fair value for the share-based awards was estimated using the Black-Scholes option pricing model with the assumptions listed below:

	May 14, 2007	November 29, 2007

Expected volatility	203%	148%
Expected life (years)	7	6.46
Risk free interest rate	4.6%	3.72%

On November 30, 2007, the Company issued warrants to CCG Investor Relations Partners LLC, in aggregate, to purchase 50,000 shares of the Company’s common stock in connection with investor relations services, with an exercise price of $5.00 per share. These warrants will expire on November 29, 2010 pursuant to the common stock purchase warrant agreement. The fair market value of these stock warrants was $200,105 and was estimated on the date of grant using the Black-Scholes option-pricing model in accordance with SFAS No. 123R using the following weighted-average assumptions: expected dividend yield 0%; risk-free interest rate of 3.08%; volatility of 148% and an expected term of three years.

The expected volatilities are based on the historical volatility of the Company’s stock. The observations were made in a 52-week period. The expected terms of stock warrants are based on the remaining contractual life of stock warrants outstanding as these stock warrants vested immediately.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

6.  SHARE-BASED PAYMENTS (Continued)

A summary of stock warrants for the nine months ended December 31, 2007 is presented as follows:

Stock Warrants	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Months)
Outstanding at January 1, 2007	436,187	$2.63	30.77
Granted	277,778	1.80	-
	50,000	5.00
Exercised or converted	(239,023)	2.63	-
Forfeited or expired	(197,164)	2.63	-
Outstanding at December 31, 2007	327,778	2.29	70.11

Exercisable at December 31, 2007	327,778	$2.29	70.11

7.	EQUITY TRANSACTIONS

In April 2007, per the request of the note holders, $21,000 of convertible promissory notes and $5,815 of accrued interest totaled $26,815 were converted into 12,769 shares of the Company’s common stock at $0.28 per share.

In April 2007, 239,023 common shares converted from warrants and issued to the warrant holders cashlessly.

Pursuant to the agreement entered into between the Company and the former directors in April 2007, the Company directly issued 40,000 common shares to the former directors as compensation. The related expense $166,230 was recorded based on the average stock price during the period from February to April 2007.

On May 14, 2007, the Company entered into a cancellation agreement with Weicheng International Inc. and Foster Growth Ltd. Pursuant to the agreement, Weicheng International Inc. agreed to the cancellation of 2,043,784 shares of the Company’s common stock owned by Weicheng International Inc.

On May 14, 2007, the Company completed the reverse acquisition transaction with Cabowise whereby the Company issued to the shareholders of Cabowise 10,841,492 shares of the Company’s common stock in exchange for all of the issued and outstanding capital stock of Cabowise. Cabowise thereby became the Company’s wholly-owned subsidiary and the former shareholders of Cabowise became the Company’s controlling stockholders. The exchange of shares was accounted for as a reverse acquisition under the purchase method of accounting since the former shareholders of PKU obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of PKU, with PKU being treated as the continuing entity.

On May 14, 2007, the Company issued and sold 1,777,778 shares to certain accredited investors for a cash price of $1.80 per share and a total amount of $3,200,000 pursuant to a private placement completed by the Company.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

7.	EQUITY TRANSACTIONS (Continued)

On May 14, 2007, the Company issued 13,889 shares of its common stock (approximately $25,000) to Thelen Reid Brown Raysman & Steiner LLP for their legal services in connection with the share exchange and private placement transaction.

On May 14, 2007, the Company issued to the placement agent, Antaeus Capital, Inc., a seven-year warrant to purchase 277,778 shares of our common stock at an exercise price of $1.80. The Company used Black-Scholes option pricing model to determine the fair value of the stock warrants on the grant date. The fair value was at $3.98 per share resulting in a share-based compensation totaling $1,104,166.
Total transaction costs of $1,492,361, including legal, accounting and investment banking fees, etc., were charged directly to equity as a reduction from the cash consideration received for the newly-issued common stock.

Effect of subsidiary equity transactions was calculated under the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5H (“SAB Topic 5H”) and relates to the issuance of securities of a non-wholly owned subsidiary. The amount of $ 323,247 represents the difference between the Company’s book value investment in PKU immediately prior to the transaction and its book value investment in PKU immediately following the transaction.

8.	INCOME TAXES

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized no increases or decreases in the total amounts of previously unrecognized tax benefits.  The Company had no unrecognized tax benefits as of January 1, 2007 or December 31, 2007. The Company did not incur any interest and penalties related to potential underpaid income tax expenses and also believed that the adoption of FIN 48 does not have a significant impact on the unrecognized tax benefits within 12 months from December 31, 2007.

The Company, through its subsidiaries, PKU, Beijing Tian Hao and Beijing Zhangcheng is governed by the Income Tax Laws of the PRC. Operations in the United States of America have incurred net accumulated operating losses of $3,300,000 as of December 31, 2007 for income tax purposes. However, a hundred percent allowance has been created on the deferred tax asset of $1,300,000 due to uncertainty of its realization.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

8.	INCOME TAXES (Continued)

The income tax expense was as follows:

	Year Ended December 31, 2007
	Domestic		Foreign
	Federal	State	China
Current	$-	$-	$-
Deferred	-	-	450,606
	$-	$-	$450,606

PKU qualifies as a “new or high-technology enterprise” located in a high-tech zone in Beijing, and is entitled to a preferential tax rate at 15% on the net income for PRC income tax purpose in 2007.

Beijing Tian Hao and Beijing Zhangcheng qualify as “new or high-technology enterprise” located in a high-tech zone in Beijing, and are entitled for tax exemptions on the net income for PRC income tax purpose in 2007.

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred assets are reduced by a valuation allowance when deemed appropriate.

The tax effects of existing temporary differences that give rise to significant portions of deferred tax assets at December 31, 2007 were as follows:

	Foreign			Domestic
Deferred Tax Assets	In RMB	Currency Exchange Rate	In USD	In USD
Net operating loss carryforwards	¥1,828,361	0.1371	$250,668	$1,300,000
Valuation allowance	-	0.1371	-	(1,300,000)
Net deferred tax assets	¥1,828,361		$250,668	$-

As of December 31, 2007, the Company had net operating loss carryforwards for China income tax purposes of approximately ¥12,200,000, or $1,673,000, which, if used to offset future taxable income, will expire in year beginning in 2012.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
9.	INCOME PER SHARE

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share” (“SFAS No. 128”). Basic Earnings per Share (“EPS”) are computed by dividing net income available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during a period. In computing diluted EPS, the average price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock warrants. Stock warrants to purchase 327,778 shares with an average exercise price $2.29 per share were outstanding as of December 31, 2007. Stock warrants to purchase 327,778 shares were included in the determination of potential common shares equivalents because the average market prices per share of the Company’s common stock for the year ended December 31, 2007 was higher than the weighted average exercise price.

10.	COMPENSATED ABSENCES

Employees earn annual vacation leave at the rate of seven (7) days per year for the first year. Upon completion of the first year of employment, employees earn one (1) additional day for each additional year. At termination, employees are paid for any accumulated annual vacation leave. As of December 31, 2007, vacation liability existed in the amount of $0.

11.	RELATED-PARTY TRANSACTIONS

Operating Leases---The Company leases its facility from a former shareholder under an operating lease agreement which expires on December 1, 2008. The base rent is approximately $8,000. Rent expense under this lease agreement amounted to approximately $96,000 for the year ended December 31, 2007.

Approximately future minimum obligations under the above operating lease at December 31, 2007 amounted $88,000.

12.	CONCENTRATION

a. Cash

The Company maintains cash in two commercial banks located in California. Up to $100,000 of the balance in each bank was insured by the U.S. Federal Deposit Insurance Corporation (FDIC). As of December 31, 2007, uninsured balances totaled $1,963,533.

b. Major Customers

During the year ended December 31, 2007, two of the Company’s customers accounted for approximately $3,030,318 of the total revenues. Those customers comprised approximately 25.54% of the total sales during the year ended December 31, 2007. Included in accounts receivable is approximately $429,000 from these customers as of December 31, 2007.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

13.	OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders' equity, at December 31, 2007 was as follows:

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income

Balance at January 1, 2007	$214,770	$214,770
Change for the year ended December 31, 2007	672,414	672,414

Balance at December 31, 2007	$887,184	$887,184

14.	SUPPLEMENTARY INFORMATION ABOUT CASH FLOWS

Year Ended December 31, 2007
Non-cash Transactions

Common stock	$13
Additional paid-in capital	1,077,364
Convertible notes	(21,000)
Accrued interest	(5,815)
Accrued warrant liability	(1,104,166)

15.	SUBSEQUENT EVENTS

On November 27, 2007, the Board of Directors of the Company appointed Zhihai Mao as the new Chief Financial Officer of the Company, effective January 1, 2008. From January 1, 2008, Danxia Huang, the Company's Vice President of Finance, will no longer perform the functions of the Company's Chief Financial Officer.

On January 7, 2008, the Company and Mr. Zhihai Mao, Chief Financial Officer of the Company, entered into a stock option agreement. Pursuant to the terms of the agreement, Mr. Mao was granted a non-qualified stock option on January 7, 2008 to purchase 200,000 shares of common stock of the Company at an exercise price of $6.70 per share, which was the closing price per share of the Company's common stock as reported on the OTC Bulletin Board on such date. The Option has a term of ten years and expires on January 7, 2018. The Option vests in equal installments on a quarterly basis over a three-year period beginning on January 7, 2008.

CHINA TRANSINFO TECHNOLOGY CORP.

5,840,166 shares of common stock

PROSPECTUS

July 16, 2008